Exhibit 4.7

ASSET PURCHASE
 AGREEMENT

dated
March 16, 2010

Table of Contents

ASSET PURCHASE AGREEMENT		1
1. Definitions		1
1.1	“Acquired Assets”	1
1.2	“Adjustment Amount”	4
1.3	“Ancillary Agreements”	4
1.4	“Assumed Agreements Schedule”	4
1.5	“Assumed Agreements”	5
1.6	“Assumed Employees”	5
1.7	“Assumed Liabilities”	5
1.8	“Attorney-in-Fact”	5
1.9	“Benefit Plan”	5
1.10	“Business Day”	6
1.11	“Business”	6
1.12	“Claim”	6
1.13	“Closing Date”	6
1.14	“Closing”	6
1.15	“Compensation Agreements”	6
1.16	“Consideration”	6
1.17	"Consortiums"	7
1.18	“Credit Event”	7
1.19	“Current Products”	7
1.20	“Disclosure Schedule”	7
1.21	“Earn-Out”	7
1.22	“Employee”	7
1.23	“Employment Agreement”	7
1.24	“Excluded Liabilities”	7
1.25	“Governmental Body”	8
1.26	“Grant”	8
1.27	“Grants Schedule”	8
1.28	“Indemnified Person”	8
1.29	“Indemnity Escrow Agent”	8

2

1.30	“Indemnity Escrow Deposit Agreement”	8
1.31	“Indemnify Escrow Deposit”	8
1.32	“Intellectual Property Rights Schedule”	8
1.33	“Intellectual Property Rights”	8
1.34	“Interim Financial Statements”	9
1.35	“Law”	9
1.36	“Liability”	9
1.37	“Lien”	9
1.38	“Location Leases”	9
1.39	“Location”	9
1.40	“Loss” or “Losses”	10
1.41	“Mandatory Severance Accounts”	10
1.42	“Mandatory Severance Accruals”	10
1.43	“Material Adverse Change”	10
1.44	“Material Adverse Effect”	10
1.45	“Ordinary Course of Business”	10
1.46	“Organizational Documents”	10
1.47	“Permit”	11
1.48	“Permits Schedule”	11
1.49	“Required Authorization Schedule”	11
1.50	“Tangible Assets Schedule”	11
1.51	“Tax Returns”	11
1.52	“Taxes”	11
1.53	"Vitec Multimedia"	11
1.54	“Waiver”	11
1.55	“Year-End Financial Statements”	12
2. Basic Transaction		12
2.1	Purchase and Sale	12
2.2	Closing Purchase Price	12
2.3	Signing Deposit	12

3

2.4	Adjustments for Receivables and Payables	13
2.5	Earn-Out	14
2.6	Assumption of Certain Liabilities	16
2.7	Non-Assignable Contracts; Consortium Agreements	16
2.8	Closing; Deliveries	16
2.9	Allocation of Closing Purchase Price	17
3. Representations and Warranties of Seller		18
3.1	Due Incorporation and Qualification of Seller	18
3.2	Authority; Due Authorization; Valid Obligation.	18
3.3	No Conflicts or Defaults	19
3.4	Government Body Authorizations	19
3.5	Title to Assets	20
3.6	Litigation	20
3.7	Financial Statements; Liabilities	20
3.8	Inventory	21
3.9	Intellectual Property Rights	23
3.10	Employment Matters	23
With regard to the Employees:		24
3.11	Agreements	24
3.12	Warranties	25
3.13	Permits; Compliance with Law	25
3.14	Insurance	25
3.15	Suppliers, Customers and End of Life of Components	25
3.16	Grants, Incentives and Subsidies	26
3.17	Brokers	26
3.18	Power of Attorney	26
3.19	Israeli Restrictive Trade Practices Law	26
3.20	Disclosure	27

4

4. Representations and Warranties of Purchaser		22
4.1	Due Incorporation of Purchaser	22
4.2	Knowledge, Sophistication and Experience; Financial Capability	22
4.3	Due Diligence	22
4.4	Business Ability	28
4.5	Authority; Due Authorization; Valid Obligation	28
4.6	Restrictive Trade Practices Law	28
4.7	No Conflicts or Defaults	28
4.8	Authorization	29
4.9	Litigation	29
4.10	Brokers	29
4.11	Disclosure	29
5. Pre-Closing Covenants		29
5.1	Conduct of the Businesses Prior to Closing	28
5.2	Further Information	29
5.3	Notice of Certain Events	29
5.4	Consents, Waivers and Filings	29
5.5	Employees	30
5.6	Risk of Loss	31
6. Closing Conditions		32
6.1	Conditions to the Obligations of Purchaser	32
6.2	Conditions to the Obligations of Seller	32
7. Confidentiality; Non-Competition		34
7.1	Confidentiality	34
7.2	Non-Competition	34
7.3	Equitable Relief	35
8. Post-Closing Covenants		35
8.1	Further Assurances	35
8.2	Collection	36

5

8.3	Information	36
8.4	Access to Records	36
8.5	Assistance	37
8.6	Limited Power of Attorney	37
8.7	Line of Business of Purchaser. Performance of Obligations.	37
9. Indemnification; Survival		37
9.1	Survival	36
9.2	Indemnification	37
9.3	Matters Involving Third Parties	37
9.4	Maximum Indemnification	37
9.5	Exclusive Remedy	38
9.6	Determination of Indemnity	39
10. Termination		40
10.1	Termination of Agreement	40
10.2	Effect of Termination	41
11. Dispute Resolution		41
11.1	Governing Law	41
11.2	Submission to Jurisdiction	42
11.3	Arbitration	42
12. Miscellaneous		43
12.1	Press Releases and Public Announcements	43
12.2	Relationship of the Parties	43
12.3	No Benefit to Others	43
12.4	Integration of Terms	43
12.5	Succession and Assignment	43
12.6	Counterparts	44
12.7	Construction	44
12.8	Amendments and Waivers	44
12.9	Transfer Taxes	44
12.10	Expenses	45
12.11	Specific Performance	45

6

12.12 Severability and Blue Penciling	45
12.13 Notices	46
Exhibit A – Bill of Sale
Exhibit B – Notice of General Assignment
Form of Affidavit
Exhibit C - Trademark Assignment Agreement
Annex A – Trademark List
Exhibit D - Patent Assignment
Annex A – Patents List
Exhibit F – Agreement to Use of Names
Exhibit G – Signing Deposit Escrow Agreement
Exhibit N – Indemnity Escrow Agreement
Exhibit I – Other Transfer Documents
Exhibit J – Assumed Agreements
Exhibit K – Assumed Liabilities
Exhibit M - Employment Agreement
Exhibit O – Waiver
Exhibit P – Certificate of CEO of Seller
Certificate of CEO of Purchase
Exhibit Q – Seller’s Extract Board of Directors Resolution
1. Authorization to Execute Documents
2. Signatory Rights
Exhibit R - Legal Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
1. Authorization to Execute Documents
2. Signatory Rights
Exhibit U - Legal Opinion of Afik Turgeman.
Exhibit V – Allocation Schedule

6

ASSET PURCHASE AGREEMENT

This asset purchase agreement (“Agreement”) is entered into on March 16, 2010, by and between Optibase Ltd., a public company organized under the laws of the State of Israel, Israeli public company number 52-003707-8 (“Optibase Ltd.”) and Optibase Inc., a corporation organized under the laws of the State of California, (“Optibase Inc.” and together with Optibase Ltd., collectively referred to herein as the “Seller”), and Optibase Technologies Ltd., Israeli corporation number 51-442221-1 ( “Purchaser”) (each a “Party” and, together, the “Parties”).

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, substantially all of Seller’s assets related to its video business;

NOW, THEREFORE, in consideration of the premises, representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1.        Definitions

In this Agreement, the following terms shall have the meaning ascribed to such terms below:

1.1 “Acquired Assets”	shall mean all of Seller's rights, title and interest in and to all of Seller’s assets related to the Business, wherever held, excluding the Excluded Assets, but including all:

1.1.1
inventories of raw materials, supplies, parts, work-in-progress and goods owned by Seller including those which are located at the Locations or in the process of being shipped to the Locations, or otherwise delivered or in the process of being delivered to Seller, or on consignment with third parties, including those described on the list attached hereto as Schedule A;

1.1.2
any furniture, tools or equipment owned by Seller and which are used in the Business (other than those used by the Seller’s management which is not transferred to Purchaser), or otherwise delivered or in the process of being delivered to Seller, including any license rights to any non-proprietary computer software installed in any such equipment, and further including the assets described as owned by Seller on the Tangible Assets Schedule described on the list attached hereto as Schedule B;

1.1.3
to the full extent transferable under law, rights of Seller under the Assumed Agreements, including the agreements described in the Assumed Agreements Schedule and including all open purchase and sale orders, warranties, contracts, agreements, understandings, equipment leases and related maintenance agreements and licenses (whether of Intellectual Property Rights or otherwise);

1.1.4	prepaid expenses and similar assets, including those listed or described in the schedule attached hereto as Schedule C;

1.1.5	any receivables;

1.1.6
Intellectual Property Rights related to the Business, including those described in the Intellectual Rights Schedule, and any rights or licenses held thereby with respect to such Intellectual Property Rights owned by others and including: (i) all licenses and sublicenses granted and obtained with respect to Intellectual Property Rights, and rights thereunder; (ii) all Seller’s all source code of all software developed or licensed by Seller, all electrical scheme, BOMs, manufacturing files, design documents of any kind (software, hardware); (iii) all of Seller's databases related to the Business (technical, commercial and Business specific, accounting and (iv) all rights to protection of interests therein;

1.1.7	the goodwill of Seller in the Business and the right to use the term “Optibase” and any derivative or variant thereof;

1.1.8
all Claims or rights (and benefits arising therefrom) relating to the Acquired Assets arising on or after the Closing only, to the full extent legally transferable, including rights under insurance policies applicable to Seller for Claims arising on or after the Closing Date, provided that such Claims specifically relate to the assets listed in this definition of the Acquired Assets;

1.1.9
originals or true and complete copies of all books and records relating to the Acquired Assets, including, customer and supplier lists, credit files, project files, quotations and bids, plans, specifications and sales literature; and

1.1.10	Permits and all pending applications therefor or renewals thereof, including the Permits described in the Permit Schedule, all relating to the Business only.

all as the same exist on the Closing Date.

Notwithstanding the foregoing, the Acquired Assets shall not include the Excluded Assets.  For this purpose: “Excluded Assets” shall mean any of the following: (i) the corporate charter, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Optibase Ltd., Optibase Inc. and all of their subsidiaries or affiliates as corporate entities; (ii) shares, stock, convertible notes and loans in, or related to, Optibase Inc. and any other subsidiaries or affiliates of the Seller; (iii) rights of Seller as of Closing under any Grant received, or receivable as to period ending at Closing, by Seller, as listed in the Grants Schedule; (iv) rights and Claims related to the Acquired Assets arising prior to the Closing – provided that Seller may not pursue any Claim before first notifying Purchaser and enabling Purchaser reasonable time to purchase such Claim at a price equal to the amount of the Claim multiplied by the percentage legal counsel to Seller estimates the chances of such Claim in a written opinion addressed to Seller and Purchaser and attached to the notification to Purchaser; (v) rights and Claims under any D&O insurance policy; (vi) rights and Claims under insurance policies of Seller for Claims arising before, on or after the Closing Date, to the extent such Claims do not specifically relate to the Acquired Assets (vii) cash, cash equivalents and other investments; (viii) Location Leases (and related security deposits); (ix) rights of Seller under this Agreement and the Ancillary Agreements, all as the same exist on the Closing Date; (x) leased cars, the Location Leases and other leased properties and their related deposits; (xi) any furniture, tools or equipment owned by Seller and which are used by the Seller's management including any license rights to any non-proprietary computer software in any such equipment; (xii) Consortiums not transferred in accordance with Section 2.7.2; and (xiii) all assets of Seller not related to the Business, including, but not limited to real estate assets as well as other investments, held directly or indirectly, by the Seller.

It is specifically agreed that Seller and its affiliates may continue to use  the term “Optibase” and any derivative or variant thereof in connection with Sellers' real estate, investments and holdings, as well as other businesses not related to the video solutions business;

    1.2             “Adjustment                      Shall have the meaning ascribed to it in Section 2.4;
Amount”

1.3             “Ancillary                           shall mean:
   Agreements”

1.3.1	A Bill of Sale substantially in the form attached hereto as Exhibit A;

1.3.2	Notice of general assignment substantially in the form attached hereto as Exhibit B;

1.3.3	A Trademark Assignment substantially in the form attached hereto as Exhibit C;

1.3.4	A Patent Assignment substantially in the form attached hereto as Exhibit D;

1.3.5
undertakings of Purchaser to (i) the Investment Center of the Israeli Ministry of Industry and Trade; (ii) the Office of the Chief Scientist (regarding the transfer of privileges and obligations relating to the applicable Grant programs), Israeli Ministry of Industry and Trade; and (iii) the Consortiums supported by the European Commission (regarding the transfer of privileges and obligations relating to the applicable Consortium agreements); all in the forms attached hereto as Exhibit E, pursuant to which Purchaser shall undertake to assume the relevant Grant related royalty and other obligations to such Government Bodies with respect to the Business;

1.3.6	Agreement to use of name substantially in the form attached hereto as Exhibit F;

1.3.7	An Escrow Deposit Agreement (Exhibit G); and

1.3.8	The Signing Deposit Escrow Agreement and confirmation , in the form attached hereto as Exhibit H; and

1.3.9	Such other documents required to effect or perfect the transfer of the Acquired Assets (including pursuant to Israeli law), certain of which are substantially in the form attached hereto as Exhibit I.

1.4             “Assumed                          shall mean the schedule attached hereto as Exhibit J describing all of the Assumed Agreements;
                   Agreements Schedule”

1.5 “Assumed Agreements”	shall mean those agreements, contracts or commitments to which Seller is a party, and which are in full force and effect as of the Closing Date relating to the: (i) Intellectual Property Rights (ii) any lease or conditional sales agreement pursuant to which Seller has licensed or acquired equipment or other personal property; (iii) any sales, lease or service contract or customer purchase order outstanding; (iv) any currently effective supply contract or open purchase order providing for the acquisition of materials, supplies, inventory, equipment or services by Seller; (v) any research and development, distribution, dealership, franchise, OEM, advertising, agency, manufacturer’s or sales representative or similar agreement; and (vi) any outstanding offer, agreement in principle or active ongoing negotiation, the acceptance or consummation of which would result in any of the foregoing;

           1.6              “Assumed                          shall have the meaning ascribed to it in §5.5.1 below;
  Employees”

1.7 “Assumed Liabilities”	shall mean all of the liabilities related to the Business and to the Acquired Assets, including, but not limited to, the following liabilities of Seller, as and when due: (i) Seller’s obligations and liabilities under the Assumed Agreements; (ii) obligations and liabilities pursuant to any replacement or warranty claims against Seller arising after the Closing Date with regard to Current Products sold by Seller prior to the Closing Date; (iii) liabilities to provide maintenance services and technical support with regard to the Current Products sold or delivered by Seller prior to the Closing Date; (iv) all of the liabilities of Seller related to the Grants; (v) all payables; and (vi) the obligations and liabilities specified in the schedule as attached hereto as Exhibit K;

           1.8              “Attorney-in-Fact”            shall have the meaning ascribed to it is §8.6.1 below;

           1.9               “Benefit Plan”                    shall mean any plan, fund, or program established or is maintained for the purpose of providing its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services and all other bonus, pension, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, manager’s insurance policies (“bituach menahalim”), provident funds (“kupot gemel”) and any supplemental education funds (“keren hishtalmut”) or other plans, 13th or 14th or other additional salary, agreements, arrangements or understandings providing benefits to any Employee to which Seller has any liability or obligation;

           1.10            “Business Day”                 shall mean a day on which commercial banks are not required to be closed for business in Israel;

           1.11             “Business”                        shall mean the video business of Seller as conducted prior to the Closing Date, including the design, development, manufacture, production, supply, sale, marketing and distribution of video devices and related services but excluding any other business of Seller, including, but not limited to, Seller's real estate business and other investments;

1.12 “Claim”	shall mean any claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, before any national, state or provincial, local or other Governmental Body or other forum;

           1.13             “Closing Date”                 shall have the meaning ascribed to it in §2.8 below;

           1.14             “Closing”                           shall have the meaning ascribed to it in §2.8 below;

1.15 “Compensation Agreements”	shall mean (i) each and every oral or written compensation contract, commitment or understanding between Seller, on the one hand, and any Employee of Seller, on the other, which is not terminable with 30 days or less notice by Seller without cost or other liability to Seller, in any case other than verbal “at-will” employment agreements with any Employee whose gross cost to employer is less than $20,000 per year, and (ii) each and every oral or written consulting agreement, deferred compensation agreement, severance agreement or sales representative or other agency agreement or any covenant not to compete or confidentiality agreement, to which Optibase Ltd. or Optibase Inc. is a party;

           1.16            “Consideration”                 shall mean, the sum of USD8 million plus the Adjustment Amount;

           1.17            "Consortiums"                  Shall mean the Consortiums supported by the European Commission listed in the Grants Schedule.

           1.18             “Credit Event”                   shall mean, with regard to a corporation, an act of bankruptcy, including: failure to pay amounts due to a third person of more than $250,000 in the aggregate or an amount of $250,000 in aggregate debts being accelerated due to a breach of agreement by such corporation, institution or having instituted against such corporation a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, having a resolution passed for its winding-up, official management or liquidation; seeking or becoming subject to the appointment of an administrator, provisional liquidation, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets and disaffirming, repudiating, disclaiming or rejecting obligations of more than $250,000 in the aggregate;

           1.19             “Current Products”           shall mean, with respect to the Business: (i) all products manufactured, sold, developed or distributed, whether directly or indirectly, by the Seller, including third party equipment, service and software; and (ii) services provided to customers of Seller, whether directly or indirectly,  at the date of this Agreement;

           1.20             “Disclosure                       means the disclosure schedule of Seller attached hereto as Schedule D;
                               Schedule”

           1.21            “Earn-Out”                          shall mean the obligations of Purchaser under §2.4 below;

1.22 “Employee"	shall mean employees or independent consultants under contract of Seller on the date of this Agreement (all reference herein to Employees shall refer to consultants mutatis mutandis), all listed in the schedule attached hereto as Exhibit L;

1.23 “Employment Agreement"	shall mean an Employment Agreement substantially in the form attached hereto as Exhibit M with Exhibit A thereto in form and substance satisfactory to Purchaser in its sole discretion; It is agreed that such Employment Agreement shall be the existing employment agreement relevant to the employees of Seller prior to the date of this agreement, unless agreed otherwise in writing between the Parties.

           1.24             “Excluded Liabilities”       shall mean any liability of Seller that is not an Assumed Liability;

           1.25            “Governmental Body”      shall mean any national, state, municipal or local government, governmental or regulatory body, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, all whether domestic or foreign;

           1.26            “Grant”                                shall mean any grant, tax benefit, incentive or subsidy from any Israeli or other Governmental Body, including (a) “Approved Enterprise Status” from the Investment Center of the Israeli Ministry of Industry and Trade; (b) grants from the Office of the Chief Scientist, Israeli Ministry of Industry and Trade; and (c) grants related to the Consortiums .

           1.27            “Grants Schedule”            shall have the meaning ascribed to it in § 3.16.1 below;

           1.28            “Indemnified Person”       shall mean any person(s) claiming indemnification under § 9 below;

1.29 “Indemnity Escrow Agent”	shall mean the escrow agent under the Escrow Deposit Agreement;

1.30 “Indemnity Escrow Deposit Agreement”	shall mean the agreement providing for the formation of the Escrow Deposit, pursuant to Exhibit N hereto;

           1.31            “Indemnify Escrow            shall mean cash in the amount of $1 million;
                              Deposit”

           1.32            “Intellectual Property       all have the meaning ascribed to it in §3.9 below;
                              Rights Schedule”

1.33 “Intellectual Property Rights	shall mean with regard to the Business only: (i) all copyrightable works, all copyrights, and all applications, registrations and renewals thereof, (ii) all trade names, fictional business names, trade dress rights, registered and unregistered trademarks and service marks and logos and corporate names, including any internet domain names, and applications therefor, together with all translations, adaptations, derivations and combinations and like intellectual property rightsand all applications, registrations and renewals thereof, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and reexaminations thereof, (iv) all proprietary formulations, know-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, information technology, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including data and related documentation), whether purchased, licensed or internally developed, and (vii) all copies and tangible embodiments thereof in whatever form or medium;

           1.34            “Interim Financial             shall have the meaning ascribed to it in §3.7 below;
                              Statements”

1.35 “Law”	shall mean any applicable law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the State of Israel or any foreign country;

           1.36            “Liability”                           shall mean any liability of any nature, whether accrued, contingent or otherwise, and whether due or to become due;

           1.37             “Lien”                                 shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens arising by operation of law; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; and (c) purchase money liens and liens securing rental payments under capital lease arrangements; that are not material in amount and that do not interfere with the ability of Seller to conduct the Business or to consummate the transactions contemplated by this Agreement;

           1.38             “Location Leases”            shall mean the leases for each of the Locations;

           1.39             “Location”                         shall mean locations operated or maintained by Seller or relating to the Business including office, warehouse and home office locations, specifically the Seller offices located at 2 Gav Yam Center, 7 Shenkar Street, Herzliya 46120, Israel, 625 Ellis Street, Mountain View,, California 94043, USA, Galleria Tower, DLF City, Phase-4, Gurgaon, 122002, Haryana Delhi,, India and Room 2703, Building A, Cyber Tower, 2 Zhong Guan Cun South Ave. Haidian District, Beijing, China 100086;

1.40 “Loss” or “Losses"	shall mean any direct liability, Claim, loss, damage, costs or expenses (including reasonable attorneys’ fees and disbursements and the costs of litigation);

1.41 “Mandatory Severance Accounts	shall mean all amounts paid, withheld or held by Seller to satisfy the Mandatory Severance Accruals whether under Seller’s control or otherwise ;

           1.42             “Mandatory                      shall mean the obligation arising under applicable Laws to make severance payments to the Employees;
                              Severance Accruals”
1.43 “Material Adverse Change”	shall have the meaning ascribed to it in §3.7.3 below; For this purpose, the Parties agree that any effect or effects of more than $100,000 in the aggregate shall be deemed material;

1.44 “Material Adverse Effect”
shall mean, with regard to the Business, any circumstance, change or effect that, either individually or in the aggregate with all other circumstances, changes or effects, (a) has a material adverse effect on the Business, Acquired Assets, financial condition or results of operations of Seller with respect to the Business or the conduct of the Business taken as a whole, but excluding (i) effects or changes that are generally applicable to the industries and markets in which the Business operates, (ii) changes in the world financial markets or general economic conditions, or (iii) effects directly or primarily arising out of the execution or delivery of this Agreement or the transactions contemplated hereby or the public announcement thereof; or (b) would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Seller to consummate the transactions contemplated hereby.

For this purpose, the Parties agree that any effect or effects of more than $100,000 in the aggregate shall be deemed material;

           1.45             “Ordinary Course            means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);
                              of Business”

           1.46            “Organizational                 shall mean Certificate of Incorporation, Articles of Association, By-laws or other organizational documents;
                              Documents”

1.47 “Permit”	shall mean any consent, license, certificates, registration, approvals, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law;

           1.48             “Permits Schedule”          shall have the meaning ascribed to it in §3.13.1 below;

           1.49             “Required                          shall have the meaning ascribed to it in §3.4.1 below;
                              Authorization Schedule”

           1.50            “Tangible                           shall have the meaning ascribed to it in §1.1.2;
                              Assets Schedule”

1.51 “Tax Returns”	shall mean all federal, state, foreign, provincial and local tax (including income tax, value added tax and stamp tax) returns, notices, reports and computations;

           1.52            “Taxes”                                shall mean all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains (capital or otherwise), withholding, payroll, property, value-added, sales, use, supplies, net wealth, net worth, asset value, turnover, added value, benefits provided or deemed by applicable law to be provided to employees or any other matter, and statutory, franchise, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including social security contributions), customs, import and excise taxes, duties and assessments in each case, applicable to Seller or Purchaser whenever imposed and in respect of any person (including an obligation to contribute to the payment of such on a consolidated, combined or unitary basis) and any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

           1.53            "Vitec Multimedia"          shall mean S.A. Vitec, (also known as Vitec Multimedia) a private company incorporated in the French Republic, French corporation number 344 977 580 R.C.,S Paris  which is the parent company of Purchaser holding 100% of Purchaser's share capital.

           1.54             “Waiver”                           shall mean a waiver, substantially in the form attached hereto as Exhibit O, in which an Employee confirms in writing that Purchaser is under no obligation to such employee for any employment-related liabilities (including severance pay, rehabilitation pay, accrued vacation and sick days) arising on or prior to the Closing Date, including any such liabilities with regard to any actual or deemed termination of employment with Seller;

           1.55             “Year-End                          shall have the meaning ascribed to it in §3.7.1 below.
                              Financial Statements”

2.	Basic Transaction

2.1
Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, for the consideration specified below, all of Seller’s rights, titles and interests in and to the Acquired Assets and the Assumed Liabilities. For clarification purposes the Parties acknowledge that the Excluded Assets shall not be sold, assigned or transferred to Purchaser. The Acquired Assets shall be made available to the Purchaser at the relevant Locations at the Closing and Purchaser, at its sole expense, shall remove all Acquired Assets from such Location. The risk of Loss in and to the all of the Acquired Assets shall transfer to the Purchaser at the Closing.

2.2	Closing Purchase Price

2.2.1
As consideration for the purchase of the Acquired Assets and the assumption of the Assumed Liabilities, Purchaser shall transfer at Closing to the Seller, the Consideration plus any applicable VAT.  In connection with and in complete fulfillment of any obligation hereunder to pay the Consideration, Purchaser shall transfer portions of the Consideration as follows:

2.2.1.1	to Seller, the sum of the Consideration plus the Adjustment Amount, minus the Indemnity Escrow Deposit.

2.2.1.2	to Indemnity Escrow Agent, the Indemnity Escrow Deposit.

2.2.2	Purchaser shall also transfer the complete fees of the Indemnity Escrow Agent to such escrow agents.

2.3	Signing Deposit

Attached hereto as Schedule E is a Signing Deposit Escrow Agreement and confirmation of Doron Afik, Esq. that an amount of USD 500,000 is held by such attorney in escrow in a bank account in France for the purpose of compensating Seller in the event that Closing does no occur and will be held in such account until such attorney will receive either: (i) instructions of Purchaser to transfer the full amount to Seller, in which case such attorney shall follow such instructions; (ii) confirmation that Closing took place, in which case such attorney shall return the funds to Purchaser; or (iii) notice of termination of this Agreement or a letter that Closing did not take place within 90 calendar days of the date of this Agreement, in which case such attorney shall notify both Purchaser and attorney Adva Bitan (pursuant to the contact information in Section 12.13) of receipt of such notice and: (a) if none of Purchaser and Seller demand that the funds will not be transferred within 5 business days in a letter detailing the legal or contractual grounds under which Seller is not entitled to the funds, shall transfer the funds to Seller; and (b) if either Seller or Purchaser demands otherwise, shall transfer the funds only pursuant to a joint notice of Seller and Purchaser or an arbitration award or Court order.  Any notice under this provision shall be sent to both Parties and attorney Doron Afik.  All transfers of funds shall be made within 3 business days in France.  Section 5, 6, 7, 8 and 11 of the Indemnity Escrow Agreement shall apply mutatis mutandis.  The fees of Doron Afik, Adv. in connection with the Signing Deposit shall be borne by the Purchaser.

2.4	Adjustments for Receivables and Payables

For the purpose of the adjustment of the Consideration pursuant to Section 2.2.1.1, at Closing, Seller shall present Purchaser with lists and calculations of the following, all as limited to the Acquired Assets and Assumed Liabilities, and all as showing on the Year-End Financial Statements, the Interim Results and/or other records or bookkeeping of the Sellers (all calculations shall be made as at Closing and the Consideration shall not be increased after Closing.  Seller represents that no other payables are due and may be imposed on Purchaser):

A+B-C-D; (results of such calculation, “Adjustment Amount”)

Where:

2.4.1
A = [Accounts Receivables, net of specific doubtful debt] - means all accounts receivable, notes receivable and other current rights to payment of Sellers, or any of its subsidiaries or other affiliates, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing, including specific claims under the company receivables credit insurance policy];

2.4.2
B = [Other Receivables and Prepaid Expenses] - means all other accounts receivables, advance payments, payments made by Sellers on account of services or goods to be provided to Purchaser or received by Purchaser on or after the Closing, deposits, other current rights to payment of Sellers, or any of its subsidiaries or other affiliates, all together with any unpaid interest, fees or income accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing;

2.4.3
C = [Accounts Payables (other than ordered but unpaid for inventory)] - means all accounts payable owed to third parties with respect to the Business for raw materials or supplies received by or services rendered to Sellers;

2.4.4
D = [Other Payables] - means all other accounts payable owed to third parties with respect to the Business for services rendered to Sellers; and advance payment received by the European Commission on account of agreements to be executed after the Closing.

2.5	Earn-Out

2.5.1
The Consideration shall be adjusted 14 months after the Closing Date by making a calculation of the difference between the Current Product worldwide gross revenues of Purchaser (including any subsidiaries, affiliates, distributors or agents thereof) during the 12 months after the Closing Date and USD14 million and should such number be a positive number, Purchaser shall immediately pay Seller 45% of such difference.

2.5.2
For purposes of this §2.4, the calculation of revenues deriving from Current Products shall be as stated in the consolidated and audited financial statements (prepared in accordance with relevant generally accepted accounting principles (GAAP) and applicable Law) of Vitec Multimedia and shall include revenues from Current Products which have undergone any changes, amendments or modifications.

2.5.3
Reports: During the first 12 months after Closing, Purchaser shall deliver to Seller a report every 3 months (within 30 days of the end of the 3 months period) elaborating and detailing the accumulative sales subject to the payments under this Section 2.4 to such date and a final report relating to the entire 12 months period (in this §2.4, "Earn-Out Accounting") within 14 months of Closing.  The Earn-Out Accounting shall be accompanied by a letter of the accounting firm making the annual reports of Vitec Multimedia which confirms that such report is properly made and audited, with respect to the final report, pursuant to relevant generally accepted accounting principals (GAAP) and applicable law.

2.5.4
Disputes.  Unless Seller disputes the Earn-Out Accounting pursuant to this §2.5.4, the Earn-Out Accounting delivered by Purchaser to Seller shall be final, binding and conclusive on the Parties.  Notwithstanding anything to the contrary herein, Seller may dispute the Earn-Out accounting only as follows in this §2.5.4.  Seller shall send written notice of the dispute (In this §2.5.4, “Earn-Out Dispute Notice”) to Purchaser within thirty days of receipt of the Earn-Out Accounting. The said thirty days period shall be extended by any period of time in which Purchaser failed to comply with its obligations in accordance with §8.4 after the 12 months anniversary of the Closing.  The Earn-Out Dispute Notice must identify each disputed item on the Earn-Out Accounting, specify the amount of such dispute and set forth, in reasonable detail, the basis for such dispute.  In the event of such a dispute, Purchaser and Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on Purchaser and Seller. It is clarified that at such time, any undisputed Earn-Out amounts will be paid by Purchaser to Seller.  If any such resolution by Purchaser and Seller leaves in dispute amounts, the net effect of which in the aggregate would not affect the Earn-Out amount to be paid for more than USD40,000, then all such amounts shall be deemed to be resolved in favor of the Earn-Out Accounting delivered by Purchaser.  If Purchaser and the Seller are unable to reach a resolution with such effect within thirty days after delivery of the Earn-Out Dispute Notice to Purchaser, then the Seller and Purchaser shall promptly submit any remaining disputed items to any senior partner in one of the top four independent accounting firms of international reputation mutually acceptable to the Seller and Purchaser, and in lack of agreement, one of the firms chosen by the head of the Israeli Bar Association to which any Party may approach  (in this §2.5.4, “Earn-Out Independent Accountant”).  If any remaining disputed items are submitted to an Earn-Out Independent Accountant for resolution: (A) Each of the Seller and the Purchaser shall be entitled to furnish the Earn-Out Independent Accountant with its reasoning within 14 days of the first meeting with the Earn-Out Independent Accountant, which shall be held as soon as possible after its nomination, and either Party shall be entitled to then respond once to the reasoning of the other Party within 14 days of receipt of such reasoning.  The Earn-Out Independent Accountant shall be entitled to request additional information from either or both parties.  Any correspondence with the Earn-Out Independent Accountant shall be in writing with copy to attorneys Doron Afik and Adva Bitan.  The Earn-Out Independent Accountant shall make its decision within 14 days following the expiration of the response period set herein by notifying attorneys Doron Afik and Adva Bitan of his decision in writing and with reasoning, failing which, the Earn-Out Independent Accountant shall not be entitled to payment and the matter shall be referred to another arbitrator; (B) the determination by the Earn-Out Independent Accountant, as set forth in a written notice to the Seller and Purchaser, shall be final, binding and conclusive on the Parties; and (C) the fees and disbursements of the Earn-Out Independent Accountant shall be allocated between the Seller and Purchaser in the same proportion that the aggregate amount of the remaining disputed items submitted to the Earn-Out Independent Accountant that is unsuccessfully disputed by each Party (as finally determined by the Earn-Out Independent Accountant) bears to the total amount of all remaining disputed items submitted to the Earn-Out Independent Accountant.

2.6	Assumption of Certain Liabilities

2.6.1
At Closing, Purchaser shall assume and agree to pay, perform and discharge all of the Assumed Liabilities.  Purchaser shall not assume or be required to pay, perform or discharge any of the Excluded Liabilities.

2.6.2	Seller shall be responsible for payment, performance and discharge of all Excluded Liabilities.

2.7	Non-Assignable Contracts; Consortium Agreements

2.7.1
Nothing herein shall be construed as requiring or permitting Seller to assign to Purchaser any Assumed Agreement that by its terms cannot be assigned (unless any required consent shall have been obtained).  If, notwithstanding the best efforts of the Parties pursuant to §5.3 below, any such consent to assignment shall not have been obtained, then, within a period of six (6) months following the Closing Date the Parties will use their respective best efforts to obtain such consent.  Within said time frame, until such consent shall have been obtained or such restriction shall have been removed, Seller shall, by itself or by its agents, as agreed upon by the Seller and Purchaser and at the expense of Purchaser take all actions (i) in order that the rights and obligations of Seller under any such contract shall be preserved, (ii) for, and to facilitate, the performance of Seller’s obligations under such contract; and (iii) to cause the other party or parties thereto to perform its or their obligations thereunder (which performance shall be for the benefit of Purchaser). If after such six (6) months period following the Closing, the Seller and Purchaser were not able to assign any such agreement that by its terms cannot be assigned, Seller will not be obligated to assign such agreement and shall have no further obligation under this Section 2.7.1.

2.7.2
Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of Section 10.1.2.3, if any required consent to assign a Consortium shall not have been obtained as of the Closing Date, Seller, in its sole discretion may pay the Purchaser the amount of USD 100,000 (one hundred thousand US dollars) for such non-transferable Consortium and such Consortium shall not be assigned to Purchaser under this Agreement.

2.8	Closing; Deliveries

Closing of the transactions contemplated by this Agreement (“Closing”) shall, unless otherwise noted, take place at the offices of Afik Turgeman, 3 Daniel Frisch St., Tel Aviv, Israel at 11:00 a.m. local time on the first day of the calendar month immediately following the expiration of 30 days after all conditions to Closing have been met, or such other time, date and place as may be mutually agreed upon in writing by the Parties (“Closing Date”).  At Closing, Seller shall convey to Purchaser good and marketable title to the Acquired Assets, free and clear of any Liens against the receipt of the Consideration payable at the Closing. Additionally, the following instruments, agreements and documents shall be executed and delivered at Closing as described below and all such documents shall be deemed delivered simultaneously and all transactions contemplated hereby and thereby shall be deemed to take place simultaneously, and no such document shall be deemed delivered until all such transactions are completed and all such documents are delivered.

2.8.1	Seller will deliver to Purchaser at Closing:

2.8.1.1	the Ancillary Agreements duly executed by Seller;

2.8.1.2	a certificate of the Chief Executive Officer of Optibase Ltd. substantially in the form attached hereto as Exhibit P;

2.8.1.3
General Meeting resolutions and an Extract of the Board of Directors resolutions substantially in the form attached hereto as Exhibit Q to approve the execution and consummation of this Agreement by Seller;

2.8.1.4	a legal opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., counsel for Seller, substantially in the form attached hereto as Exhibit R, dated the Closing Date; and

2.8.2	Purchaser will deliver to Seller at Closing the following:

2.8.2.1	the Ancillary Agreements, duly executed by Purchaser, where relevant;

2.8.2.2	Board of Directors resolution substantially in the form attached hereto as Exhibit S to approve the execution and consummation of this Agreement by Purchaser;

2.8.2.3	An obligation of Vitec Multimedia to guarantee the full performance by Purchaser of this Agreement substantially in the form attached hereto as Exhibit T;

2.8.2.4	a legal opinion of Afik Turgeman, counsel for Purchaser substantially in the form attached hereto as Exhibit U, dated the Closing Date; and

2.8.2.5	the Consideration, as described in §2.2 above.

2.9	Allocation of Closing Purchase Price

The Consideration (and all other capitalizable costs) shall be allocated for all purposes (including financial accounting and Tax purposes) among the Acquired Assets purchased by Purchaser and the non-competition agreement set forth in §7.2 below in the manner set forth on the schedule attached hereto as Exhibit V which shall be binding on all Parties for all purposes, and the Parties agree that all Tax Returns filed by each of them shall be consistent with such schedule.

3.	Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that all Schedules hereto and the statements contained in this §3 are correct and complete as of the date of this Agreement (other than Exhibits and Schedules which derive from or include the Sellers' financial data which are correct and complete as of February 28, 2010) and will be amended (by way of an amendment to the Disclosure Schedule), to be true and correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), all except as set forth in the Disclosure Schedule, as amended.  The Disclosure Schedule is arranged in paragraphs numbered and lettered in a manner corresponding to the lettering and numbering of paragraphs contained in this §3, it being understood that any information disclosed under any such exception shall be deemed to be disclosed and incorporated into any other Section, Subsection or clause of a single Section or Subsection hereof, as applicable, where such disclosure would otherwise be appropriate.  Seller acknowledges that Purchaser is entering into this Agreement based on such representations and warranties and that Purchaser would not have entered into this Agreement without such representations and warranties.

3.1	Due Incorporation and Qualification of Seller

3.1.1
Optibase Ltd. is a corporation duly incorporated and validly existing under the laws of the State of Israel, with full power and authority to own, lease and operate its properties, to carry on the Business in the places and in the Ordinary Course of Business and to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.

3.1.2
Seller is qualified to do business in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect on the Seller.

3.1.3	Neither Optibase Ltd. nor Optibase Inc. has undergone a Credit Event.

3.1.4
Optibase Ltd. is the sole shareholder of Optibase Inc.  Optibase Inc. has been duly organized and is validly existing and in good standing under the laws of the State of California, with full power and authority to own, lease and operate its properties and to carry on the Business in the places and in Ordinary Course of Business.

3.1.5	Seller has furnished to Purchaser correct and complete copies of the Organizational Documents of Optibase Ltd. and Optibase Inc.

3.2	Authority; Due Authorization; Valid Obligation.

3.2.1
Seller has taken all corporate action necessary for the execution and delivery by it of this Agreement and the Ancillary Agreements.  Seller has taken, or at Closing will have taken, all corporate action necessary for the consummation of the transactions contemplated hereby and thereby.

3.2.2
This Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by Seller (to the extent that it is a party thereto), will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, (i) subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) except to the extent the indemnification provisions contained therein may be limited by applicable Law.

3.3	No Conflicts or Defaults

The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a Party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) contravene with the Organizational Documents of Seller in a manner that would have a Material Adverse Effect; (b) (i) violate or conflict with, or result in a breach of, or a default or loss of material rights under, (ii) terminate or give any party the right to terminate, abandon or refuse to perform; or (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, Seller is to perform any duties or obligations or receive any rights or benefits under, any agreement, instrument, permit to which Seller is a party or by which Seller or any of the Acquired Assets are bound, or any judgment, order, decree, law, rule or regulation to which Seller or any of the Acquired Assets are subject; except where such violation, termination, acceleration, modification etc. would not have a Material Adverse Effect; or (c) result in the imposition of any Lien on the Acquired Assets or the incurrence of any liabilities by Purchaser other than as specifically contemplated hereunder.

3.4	Government Body Authorizations

3.4.1
Attached hereto as Schedule F is a list describing any authorization, approval, order, license, permit or consent of, or filing or registration with, any Governmental Body, including (subject to the accuracy §3.18 below) any filing, notifications or consent under the Israeli Restrictive Trade Practices Law required in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements (“Required Authorization Schedule”).

3.4.2
Except as set forth on the Required Authorization Schedule, there is no other authorization, approval, order, license, Permit or consent of, or filing or registration with, any Governmental Body, that is required in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby.

3.5	Title to Assets

Seller has good and marketable title to the Acquired Assets, free and clear of any Liens except as set forth in the Disclosure Schedule.

3.6	Litigation

Except as set forth on the Claims Schedule attached hereto as Schedule G, there is no Claim (except that as to investigations, such representation is limited to Seller’s knowledge) pending against Seller or which otherwise relates to the Acquired Assets, the Business or the transactions contemplated by this Agreement, and Seller has no knowledge of any such threatened Claims.

3.7	Financial Statements; Liabilities

3.7.1
Attached hereto as Schedule H are: (i) unaudited consolidated balance sheets and statements of income as of and for the nine months ended September 30, 2009 for Optibase Ltd. (“Interim Results”); and (ii) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended (a) December 31, 2007; and (b) December 31, 2008 for Optibase Ltd. (together, “Year-End Financial Statements”).

3.7.2
All the Interim Results and the Year-End Financial Statements were prepared in accordance with US generally accepted accounting principals (in this §3.7, “GAAP”) applied on a consistent basis, are reconcilable to the books and records of Optibase Ltd. and present fairly in all material respects the consolidated financial position of Optibase Ltd. as of the dates thereof and the consolidated results of Optibase Ltd.'s operations, cash flows and changes in equity for the periods then ended.

3.7.3
To its knowledge, Seller has no Liability (and there is no basis for any present or future Claim or demand against any of them giving rise to any Liability) that in accordance with GAAP would be required to be reflected on Seller’s balance sheet and are not reflected on the Interim Results.  To its knowledge, since September 30, 2009, Seller has not incurred any Liabilities other than those incurred in the Ordinary Course of Business.  To its knowledge, all such Liabilities incurred since September 30, 2009 are listed in the schedule attached hereto as Schedule I.

3.7.4
Since September 30, 2009 and except as provided for in Schedule J, there has not been: (a) any material adverse change in the Business (including assets, condition (financial or otherwise)) or Business operations of Seller, taken as a whole (“Material Adverse Change”); (b) any material change (individually or in the aggregate) in the contingent obligations of Seller with respect to the Business only by way of guaranty, endorsement, indemnity, warranty or otherwise, other than in the Ordinary Course of  Business; (c) any damage, destruction or Loss, whether or not covered by insurance, of any Acquired Assets that are (individually or in the aggregate) material to the Acquired Assets; (d) any waiver or compromise by Seller of a valuable right or of a material debt owed to it relating to the Business only; (e)  any increases in the compensation of any of the Employees of Seller other than in the Ordinary Course of  Business; (f) any entry into or amendment of any employment, consulting, agency, personal services, resulting in an increase compensation or severance agreement or arrangement with any party (other than hiring or dismissals of “at-will” employees in the Ordinary Course of  Business); (g) any adoption or implementation of a new Benefit Plan, or any termination or significant change in the terms of (or benefits available under) any existing Benefit Plan, except where such adoption, implementation, termination or change would not have a Material Adverse Effect; (h)  any agreement or commitment by  Seller to do any of the things described in this §3.7.3.

3.7.5	The cash portion of the Consideration (exclusive of the Indemnity Escrow Deposit), together with cash in the accounts of Seller, is sufficient to cover for all the Excluded Liabilities.

3.8	Inventory

The inventory (raw material, work in progress and finished goods) is sufficient to supply at least the demand pursuant to past practices (both pursuant to past practice and actual current anticipated demand) and is valued, according to the basis which appears in the Year-End Financial Statements, in the amount of at least at USD2 million.

3.9	Intellectual Property Rights

3.9.1
The schedule attached hereto as Schedule K contains a list of all: (i) registered Intellectual Property Rights which are owned, possessed or used by Seller in the Business, or Intellectual Property Rights related to the Business licensed to Seller; (ii) unregistered Intellectual Property Rights material to the Business which are owned, possessed or used by Seller in the Business, or Intellectual Property Rights related to the Business licensed to Seller; and (iii) licenses and other rights (other than disclosure of confidential information pursuant to non disclosure agreements) granted by Seller to any third party (including any rights to indemnification) with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to Seller with respect to any Intellectual Property Rights (other than “shrink wrap” software licenses for readily available computer software), in each case identifying the subject Intellectual Property Rights and the third party.

3.9.2
Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements and rights (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Seller owns, or has the right to use pursuant to a valid, legal, binding and enforceable license (which is in full force and effect and has not been breached by Seller or by any other party thereto), all Intellectual Property Rights necessary for or used in the operation of the Business as currently conducted.

3.9.3
With respect to the Intellectual Property Rights owned by Seller, (i) Seller owns and shall convey and deliver to Purchaser at Closing, all right, title, and interest in and to all of such Intellectual Property Rights related to the Business free and clear of all Liens; (ii) such Intellectual Property Rights do not infringe any rights of any third parties; (iii) there have been no Claims against Seller asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights; (iv) Seller has not received any notices of any interference, infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights or the conduct of the Business; (v) to the Seller's knowledge, such Intellectual Property Rights have not been interfered with, infringed upon or misappropriated by, any other persons; and (vi) the transactions contemplated by this Agreement (including the transfer of the Intellectual Property Rights to Purchaser) will not have any Material Adverse Effect on the Intellectual Property Rights.  Without limiting any other provision of this § 3.9 and to Seller's knowledge, the conduct of the Business has not interfered with, infringed upon or misappropriated, and does not interfere with, infringe upon or misappropriate, any Intellectual Property Rights of any other persons, nor would any future conduct as presently contemplated by Seller’s present management interfere with, infringe upon or misappropriate, any of the Intellectual Property Rights of any other persons.

3.9.4
To Seller's knowledge, each employee or consultant of Seller who is, or has been, involved in the development of Intellectual Property Rights related to the Business is bound by an appropriate form of confidentiality and intellectual property assignment agreement, and retains no rights (whether by contract, by operation of law or otherwise) in or to any such Intellectual Property Rights.  To the Seller's knowledge, none of the employees of Seller have improperly disclosed any Intellectual Property Rights related to the Business to any person.

3.9.5
Subject to the terms hereof, as of Closing, Purchaser will have the same rights, titles and interest in the Intellectual Property Rights Seller owned or possessed or was entitled to prior to the Closing Date.  Any of such Intellectual Property Rights that are, either at the date of this Agreement or immediately prior to Closing, exclusive to Seller shall, upon Closing, be exclusive to Purchaser.

3.10	Employment Matters

With regard to the Employees:

3.10.1
The schedule attached hereto as Schedule L describes the terms of employment with Seller of all Employees, other than the CEO and CFO of the Seller, including the Mandatory Severance Accruals, Benefit Plans and Compensation Agreements, accrued vacation for each Employee and describes any severance benefits for and the circumstances under which each Employee is or would be entitled to such severance benefits, the amount of severance benefits funding balances or shortfalls, as well as recuperation pay (“d’mei havra’a”) balances, illness day balances, fringe benefits including balances in provident or pension funds, “13th and 14th salary,” car, telephone, managers insurance and any profit sharing commission, incentive or discretionary bonus arrangements to which Seller is a part.

3.10.2	Seller has delivered to Purchaser true, complete and correct copies or descriptions of each Benefit Plan applicable to Seller and any amendments thereto.

3.10.3
The accrued obligations, if any, of Seller under all Benefit Plans, including, but not limited to, the Mandatory Severance Accruals, are reflected on the Interim Financial Statements and 2008 Year-End Financial Statements as of their respective dates and on the books of Optibase Ltd. for periods thereafter up to the Closing Date.

3.10.4
Each Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Benefit Plan and with the applicable provisions of applicable Laws, including, but not limited to, the laws of the State of Israel.

3.10.5
Seller is not a party to any union or collective bargaining contracts with respect to any employees and there has not been, nor has Seller received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against Seller. Notwithstanding the aforementioned, Seller is a member of the Manufacturers Association of Israel.

3.10.6
All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any Liability on Purchaser, including penalty or Tax under any applicable Law.

3.10.7
A final calculation of the employment-related rights and benefits of all of the Assumed Employees shall be made as of the Closing, including all amounts due to the Assumed Employees under the Mandatory Severance Accruals, Benefit Plans and Compensation Agreements and any other rights under Law, as if terminated without cause by Seller immediately prior to Closing and such payments will be made in full before Closing.

3.11	Agreements

3.11.1	Each of the Assumed Agreements is legal, valid, binding and enforceable against Seller, and the other parties thereto in accordance with its terms in all material aspects.

3.11.2
Seller has performed in all material respects all obligations required to be performed by it to date under, and is not in default in any material respect in respect of, any of the Assumed Agreements, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

3.11.3
To Sellers knowledge, no other party to any Assumed Agreement is in default in respect thereof in any material respect, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

3.11.4
Except as set forth on Exhibit J, no approval or consent of any third party is required to effect the transfer of any of the Assumed Agreements to Purchaser in accordance with the terms of this Agreement.

3.12	Warranties

3.12.1
The schedule attached hereto as Schedule M describes all warranties made by Seller covering or relating to any of the services delivered or the products designed, developed, manufactured, produced, distributed, supplied or sold by Seller in connection with the Business.

3.12.2
To Seller's knowledge, and except as provided for in Schedule M , there are no material Losses, Claims, damages, expenses or Liabilities (whether absolute, accrued, contingent or otherwise) of Seller asserted and arising out of or based upon incidents occurring on or prior to the Closing Date with respect to: (i) any product liability or any similar Claim that relates to any of the products designed, developed, manufactured, produced, distributed, supplied or sold by Seller in connection with the Business to others; or (ii) the delivery of faulty services; or (iii) any Claim for the breach of any express or limited product warranty, and Seller has no knowledge of any product or service defects which could give rise to any such Losses, Claims, damages, expenses or Liabilities.

3.12.3
There are no defects in the designs, specifications, or process with respect to any Current Product, except for such defects which would not have a Material Adverse Effect.  During the past five years, there has been no material recall, withdrawal, or suspension from the market of any product designed, manufactured, sold, supplied or distributed by Seller.

3.13	Permits; Compliance with Law

3.13.1
The schedule attached hereto as Schedule N lists all material Permits held by Seller and its employees relating to the conduct of the Business, including any such Permits relating to protection of the environment or the use or disposal of hazardous materials.

3.13.2
Seller has complied in all material respects with the terms of each the Permits described in the Permit Schedule and any applicable Law.  Seller has not received any Claim arising out of the failure to obtain any Permit.  To Seller's knowledge, the Business has not been, and is not being, conducted in material violation of any Law including any such Laws relating to protection of the environment or the use or disposal of hazardous materials.  None of the Permits will terminate, fail to automatically be assigned to Purchaser or lose effect as a consequence of the transactions contemplated by this Agreement.

3.14	Insurance

3.14.1
All of the Acquired Assets are adequately insured against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by reputable insurance carriers. Set forth on the schedule attached hereto as Schedule O is a complete list of insurance policies which Seller maintains relating to the Business.  Such policies are in full force and effect and Seller has not received a notice of cancellation relating to any such policies.  Neither the execution of this Agreement nor performance of any transaction contemplated hereby shall affect the insured’s rights under such insurance policies and all rights and benefits under such insurance policies are assignable to the name or benefit of Purchaser.

3.15	Suppliers, Customers and End of Life of Components

3.15.1
Set forth on the schedule attached hereto as Schedule P is a list of all suppliers (including assemblers or manufacturers of component or finished products) and customers accounting for 5% or more of the annual purchases and sales, respectively, of Seller.  To Seller's knowledge, Seller has adequate sources of supply for all Current Products or the components thereof.  Schedule P  includes also a list of End of Life of any component known to Seller.  In the opinion of Seller, the relationship of Seller with such suppliers and customers is good and there has been no expression of any intention to terminate or materially modify any of such relationships.

3.16	Grants, Incentives and Subsidies

3.16.1
Schedule Q describes all outstanding Grants to Seller, including the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Seller with respect to royalties, or the outstanding amounts to be paid to the Office of the Chief Scientist, Israeli Ministry of Industry and Trade and the composition of such obligations or amount by the product or product family that it relates to. No royalties are due to be paid to the Consortium. Except as provided in Schedule Q , there are no pending Grants to Seller.

3.16.2
Seller has made available to Purchaser, prior to the date hereof, correct copies of all applications for Grants submitted by Seller and of all letters of approval, and supplements thereto, granted to Seller, including those approved and appearing in the Grants Schedule.  Seller is in material compliance with the terms and conditions of the Grants and has duly fulfilled all the undertakings relating thereto in all material respects. To Seller's knowledge, there is no event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

3.17	Brokers

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisory or other similar fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Seller.

3.18	Power of Attorney

There are no outstanding powers of attorney executed by or on behalf of Seller relating to the Acquired Assets that will survive Closing and that might empower any entity to act in a way that may influence the Acquired Assets.

3.19	Israeli Restrictive Trade Practices Law

The provisions set forth in Section 17 of the Restrictive Business Practices Law, 1988, do not apply to the transaction contemplated hereby. The relevant revenues of Seller or any of its affiliates within Israel for fiscal year 2009, was less than ILS 2 million.  The relevant revenues of Seller or any of its affiliates in the United States for fiscal year 2009 was approximately USD 7.5 Million.   The relevant revenues of Seller or any of its affiliates in the European Union for fiscal year 2009 was approximately USD 1.9 million.

Neither Seller nor any of its respective affiliates is a “Monopoly” in Israel, as such term is defined in Section 26 of the Restrictive Business Practices Law, 1988.

3.20	Disclosure

The representation and warranties made by Seller in this Agreement do not contain any untrue statement of a material fact, or omit any statement of a material fact required to be stated or necessary in order to make the statements contained herein not misleading.

4.	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be true and correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement). Purchaser acknowledges that Seller is entering into this Agreement based on such representations and warranties and that Seller would not have entered into this Agreement without such representations and warranties.

Purchaser represents and warrants to Seller as follows:

4.1	Due Incorporation of Purchaser

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel with full power and authority to own, lease and operate its properties, to carry on its business in the places and in the manner currently conducted and to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

4.2	Knowledge, Sophistication and Experience; Financial Capability

Purchaser acknowledges that it (i) has such knowledge, sophistication and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of this Agreement; and (ii) is able to bear the financial burden and risks associated with this Agreement and continuing forward with the Business.

4.3	Due Diligence

Without derogating in any way from any representation or warranty of Seller, Purchaser represents that it has been afforded the opportunity to (i) conduct a due diligence examination of the Seller and its Business; (ii) ask questions and receive answers from the Company regarding the Seller, the Business and the terms and conditions of this Agreement; and (iii) obtain additional information that the Seller possesses in order for Purchaser to make an informed decision with respect to the entering into of this Agreement.  Specifically Purchaser was not afforded the opportunity to directly contact customers, suppliers and non-management level employees of Seller and Seller covenants to enable such contact after execution of this Agreement.

4.4	Business Ability

Purchaser represents that it has the ability to continue to operate the Business after the Closing and provide for the continued availability of the Current Products for customers, including, but not limited to, service, maintenance and support operations related to the Current Products.

4.5	Authority; Due Authorization; Valid Obligation

Purchaser has taken all corporate action necessary for the execution and delivery of this Agreement and the Ancillary Agreements to which it is party and for the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and such Ancillary Agreements, when executed and delivered as contemplated by this Agreement, will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

4.6	Restrictive Trade Practices Law

The relevant revenues of Purchaser or any of its parent companies and their respective affiliates within Israel for fiscal year 2009, was less than ILS 10,000.  The relevant revenues of Purchaser or any of its parent companies and their respective affiliates in the United States for fiscal year 2009 was USD 17 million.   The relevant revenues of Purchaser or any of its parent companies and their respective affiliates in the European Union for fiscal year 2009 was USD 2 million.

4.7	No Conflicts or Defaults

The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene the Organizational Documents of Purchaser; or (b) violate any provision of Law applicable to Purchaser; except where such contravention or violation would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreement to which it is a party.

4.8	Authorization

No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is party, including, but not limited to any anti-trust approvals required of Vitec Multimedia in connection with this Agreement.

4.9	Litigation

There are no Claims pending or, to Purchaser’s knowledge, threatened against Purchaser which challenge the validity or propriety of the transactions contemplated by this Agreement.

4.10	Brokers

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisory or other similar fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Purchaser that might be borne by Seller.

4.11	Disclosure

The representations and warranties made by Purchaser in this §4 do not contain any untrue statement of a fact or omit to state any material fact necessary in order to make the statements contained in this §4 not misleading.

5.	Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and Closing:

5.1	Conduct of the Businesses Prior to Closing

5.1.1
Following the execution of this Agreement and prior to the Closing Date, Seller shall not, without prior written authorization of Purchaser, take any action that would otherwise be required to be disclosed on §3.7.3 above or any other action that is outside the Ordinary Course of Business or might prejudice the consummation of the transactions contemplated by this Agreement.  Seller shall maintain such insurance as are currently in effect in respect of its assets and the Business until the Closing Date.

5.1.2
Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to §9.6 below, Seller shall not, directly or indirectly, through any officer, director, employee, agent or otherwise: take any action to offer, solicit, initiate, encourage or assist the submission or acceptance of any proposal, negotiation or offer from any person or entity other than Purchaser relating to the acquisition, sale, or transfer of any of the Acquired Assets or change of control over Seller other than in the Ordinary Course of Business.

5.2	Further Information

Between the date of this Agreement and the Closing Date, and from and after the Closing Date to the extent reasonably requested by Purchaser, Seller shall allow Purchaser and its representatives full access during normal business hours, on reasonable prior notice, to such of its premises, files, books, records and Employees as are reasonably required in connection with the transactions contemplated hereby, and, at Purchaser’s expense, shall cause its officers, employees and representatives to furnish such financial, operating and other data and information relevant to such purposes as the other shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Business.  No such investigation by Purchaser or its representatives, whether undertaken before or after the date of this Agreement, shall affect any of the representations, warranties, or indemnification obligations of Seller.

5.3	Notice of Certain Events

Between the date of this Agreement and Closing, Seller shall promptly notify Purchaser in writing upon Seller becoming aware of the occurrence of any of the following: (i) the commencement of any material proceeding or litigation at law or in equity or before any Governmental Body involving Seller and related to the conduct of the Business; (ii) a material violation by Seller (or notice of potential violation) of any Law that could have a Material Adverse Effect on the Business or the Acquired Assets or that could impair the ability of Purchaser or Seller to consummate the transactions contemplated in this Agreement; (iii) the commencement or threat of any Claims against, relating to, involving or otherwise affecting any Party, which may impair the ability of Purchaser or Seller to consummate the transactions contemplated in this Agreement; (iv) any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; (v) damage to any of the Acquired Assets that is material or in an amount in excess of $100,000; (vi)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated in this Agreement; (vii) if Seller undergoes or is about to undergo a Credit Event; or (vii) any other event which has had or might reasonably be expected to have a Material Adverse Effect.

5.4	Consents, Waivers and Filings

Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement and achieve the Closing.  Without limiting the foregoing, the parties shall cooperate to obtain from all relevant third parties and Governmental Bodies, all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any Agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable Law, including those specified in the Required Authorizations Schedule or the Assumed Agreements Schedule, and to attempt to remove or vacate any legal prohibition or impediment to the consummation of the transactions contemplated hereby.

5.5	Employees

5.5.1
Prior to Closing, Purchaser will in good faith offer employment (but may, in the agreement with the Employees, specifically leave it open for its discretion not to hire any such Employees at Closing) to at least 80% of the Employees of the Seller  (at Purchaser's complete discretion), provided that the non-hiring of such Employees does not cause Purchaser not to meet the closing condition in section 6.1.2 below, and will offer in good faith employment to additional Employees as required to fulfill the conditions to Closing. Such offers of employment and, with respect to consultants, continuation of services, shall be on terms no less favorable then their current terms of employment or service with the Seller and Purchaseer will employ all such Employees that have accepted employment (such employees and consultants, “Assumed Employees”); provided, however, that each Assumed Employees shall, as a condition precedent to such Employee's employment with Purchaser deliver to Purchaser an executed Waiver and an executed Employment Agreement.  It is clarified that the Assumed Employees will be dismissed from Seller prior to the execution of the Waiver and the commencement of their employment with Purchaser. Seller hereby grants permission to Purchaser to contact the Employees with regard to making preliminary offers of employment as aforesaid, with any such employment to be effective subject to Closing taking place, provided such contact is coordinated with Seller.

5.5.2	Any Assumed Employee shall be deemed to have been terminated by Seller at or prior to Closing and rehired by Purchaser and Closing.

5.5.3	Seller shall have fulfilled its obligations under §3.10.7.

5.5.4
Notwithstanding the foregoing, nothing in this §5.5 shall be construed as requiring Purchaser to employ any current or former employee of Seller for any specified period of time after Closing, except to the extent otherwise provided in a written employment agreement between any such employee and Purchaser.

5.6	Risk of Loss

5.6.1
Except as otherwise provided for in this §5.5.4, from the date hereof through the Closing Date, all risk of Loss to the Acquired Assets shall be borne by Seller (other than Loss caused by the acts or negligence of Purchaser or any of its employees, officers, agents or representatives, which Loss or damage shall be the responsibility of Purchaser).

5.6.2
If, before Closing, all or any material portion of the Acquired Assets are (1) taken by eminent domain or are the subject of a pending or contemplated taking which has not been consummated, (2) damaged or destroyed by flood, fire or other casualty, or (3) are otherwise not in the ownership and possession of Seller immediately prior to Closing; Seller shall notify Purchaser promptly in writing of such fact and shall use its best efforts to cure such taking or Loss within 30 days.  Subject to §5.6.3 below, if the fair market value of the Acquired Assets that are the subject of, or are adversely affected by, such taking or loss is adversely affected by such taking or loss and Seller has not notified Purchaser of its intention to cure such taking or Loss within 30 days after its occurrence, Purchaser and Seller shall negotiate in good faith a fair and equitable adjustment to the Consideration  and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement.  If no such settlement is reached within 60 days after Seller has notified Purchaser of such taking or casualty, Purchaser may terminate this Agreement pursuant to § 9.6 below.

5.6.3
Any insurance proceeds received by either Purchaser or Seller from the insurance policies described herein on account of such Loss shall be applied to repair or replacement, with any excess amounts due to Purchaser, unless the Parties agree otherwise.

6.	Closing Conditions

6.1	Conditions to the Obligations of Purchaser

All obligations of Purchaser with respect to Closing shall be subject to the receipt by Purchaser of the duly executed items set forth in §2.8.1 above, and to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Purchaser:

6.1.1
Any authorization, approval, order, license, permit or consent, or filing or registration listed on the Required Authorization Schedule shall have been obtained or made, except for any authorization appearing in the Required Authorization Schedule as optional;

6.1.2	At least fifty (50) of the Employees shall have executed and delivered a Waiver and an Employment Agreement; and

6.1.3
No order, injunction or decree shall have been issued and be continuing before a court and no action, suit or proceeding by any governmental authority shall have been instituted or threatened which questions or attacks the validity or legality of the transactions contemplated hereby or seeks to restrain or prevent the consummation of the acquisition of its assets pursuant to this Agreement or the other transactions contemplated hereby;

All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been satisfactory in form and substance to Purchaser.

Purchaser may waive any condition specified in this §6.1 (except for antitrust approval, if required) if it executes a writing so stating at or prior to Closing.

6.2	Conditions to the Obligations of Seller

All obligations of Seller to consummate the transactions contemplated hereby are subject to receipt by Seller of the items set forth in §2.8.2 above and to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller:

6.2.1
All representations and warranties of Purchaser set forth herein shall be true and correct in all material respects as of the Closing Date, with the same effect as if made at and as of the Closing Date and Seller shall have received a certificate signed by the CEO of Vitec Multimedia to such effect;

6.2.2
Purchaser shall have complied in all material respects with its covenants and agreements set forth in this Agreement, except as to those covenants and agreements to be performed or observed after the Closing Date and Seller shall have received a certificate signed by the CEO of Vitec Multimedia to such effect;

6.2.3
Any authorization, approval, order, license, permit or consent, or filing or registration listed on the Required Authorization Schedule shall have been obtained or made; except for any authorization appearing in the Required Authorization Schedule as optional;

6.2.4
No order, injunction or decree shall have been issued and be continuing before a court and no action, suit, or proceeding by any governmental authority shall have been instituted or threatened which questions or attacks the validity or legality of the transactions contemplated hereby or seeks to restrain or prevent the consummation of the acquisition of the Acquired Assets pursuant to this Agreement or the other transactions contemplated hereby.

6.2.5	The resolutions of the General Meeting of Optibase Ltd. approving the execution and consummation of this Agreement by Optibase Ltd.

Seller may waive any condition specified in this §6.2 if it executes a writing so stating at or prior to Closing.

7.	Confidentiality; Non-Competition

7.1	Confidentiality

Seller acknowledges that, as a result of its past and contemplated future involvement with the Business, it necessarily has become and will become informed of, and have had and will have access to, Confidential Information (as defined below) that will be owned as of Closing by Purchaser.  Seller shall not, at any time following Closing, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use for their own benefit or for the benefit of any party other than the party that then owns such Confidential Information, any of the Confidential Information without the written consent of such owning party. Seller, at any time following Closing refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this §7.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal authority or else stand liable for contempt or other penalties, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its  best efforts to obtain, at the  request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

For this purpose, the term “Confidential Information” shall mean any information concerning the Business of Seller prior to Closing or of Purchaser after Closing including inventions, trade secrets, technical information, designs, circuit board layout and firmware, software, know-how, plans, specifications, financial information and marketing information; Notwithstanding the previous sentence, Confidential Information shall not include:  (i)  information that at the time of disclosure is in the public domain through no fault of Seller; (ii) information approved for release to third parties by the prior written authorization of Purchaser;  (iii) Financial information related to the Business before the Closing Date; (iv) information required to be released in accordance with §12.1 .

7.2	Non-Competition

Seller agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, it shall not anywhere in the world, directly or indirectly:

7.2.1
Engage in any manner in the design, development, manufacturing, marketing or servicing of, or services relating to (i) the Business or (ii) any other product, product line or services offered, sold, produced or under development by Purchaser’s business unit associated with the Business during such period;

7.2.2	Solicit or attempt to solicit business of any customers of Seller or Purchaser for products or services the same or similar to those offered, sold, produced or under development by Purchaser;

7.2.3	Otherwise divert or attempt to divert from Purchaser any business related to the Business;

7.2.4	Solicit or attempt to solicit for any business endeavor any employee of Purchaser (including the Assumed Employees);

7.2.5	Interfere in any material respect with any business relationship related to the Business between Purchaser and any other person; or

7.2.6
Render any services to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by Seller, would violate this §7.2 except if such interest amounts to no more than 10% of such person and does not provide the Seller control over such person (as such term is defined under the Securities Law, 1967).

7.3	Equitable Relief

Because Purchaser may not have an adequate remedy at law to protect its interest in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, or to protect its business from competition by Seller in violation of §7.2 above, Purchaser shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of § 7.1 or §7.2 above by Seller be available to it, all without requirement to post any guarantee for expenses.

8.	Post-Closing Covenants

8.1	Further Assurances

8.1.1
Whenever reasonably requested to do so by Purchaser, on or after the Closing Date, Seller shall, at Purchaser's expense, do, execute, acknowledge and deliver all such acts, assignments, confirmations, consents, other instruments of assignment, transfer and conveyance, and any and all such further instruments and documents, in form reasonably satisfactory to Purchaser and its counsel, as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in Purchaser all right, title and interest in and to the Acquired Assets.

8.1.2
Each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) following Closing as the other party may reasonably request in order to carry out the purposes of this Agreement.  In particular, Purchaser acknowledges that Seller may require, shortly after the Closing Date, some transitional assistance from Purchaser and its personnel (who are former employees of Seller) in respect of winding down Seller’s Business related operations, and Purchaser agrees to instruct and allow such personnel to reasonably assist Seller, after advance coordination with Purchaser.

8.1.3
Seller shall not cause or, to the extent within its control, permit the occurrence of any Credit Event with regard to Seller for the at least 3 months following Closing and shall take actions to cure any Credit Event otherwise caused.

8.2	Collection

From and after the Closing Date, Purchaser shall have the right and authority to collect and receive, on behalf of the Seller, all items transferred and assigned to it by Seller hereunder, including Account Receivables and Other Receivables and Prepaid Expenses and Seller shall endorse any instrument required to be endorsed within five (5) Business Days of first demand.  Seller acknowledges that payments regarding some of the Acquired Assets or Assumed Agreements may be made to Seller and covenants to promptly transfer such payments to Purchaser and inform the payers that Purchaser is the holder of rights under the pertinent part of the Acquired Assets.  Purchaser acknowledges that payments regarding some of the Acquired Assets, Assumed Liabilities or Assumed Agreements may be made by Seller and covenants to promptly reimburse such payments to Seller if such payment was made inadvertently.

8.3	Information

Each of Purchaser, on the one hand, and Seller, on the other, shall promptly notify the other of any written communication received by it from any third party or Governmental Body that relates to any obligations or undertakings by such other Party under this Agreement.

8.4	Access to Records

From and after the Closing Date and for so long as Purchaser has any outstanding obligations hereunder, Purchaser shall grant to Seller and its representatives, at Seller’s reasonable request (subject to any limitations that are reasonably required to preserve any applicable privilege or confidentiality obligation), access during normal business hours and under reasonable circumstances to, and the right to make copies at Seller’s sole expense of, those records and documents related to the Business or the Acquired Assets as may be reasonably necessary for calculation and payment of the Earn-Out, litigation and preparation of financial statements, Tax Returns and audits.  If Purchaser elects to dispose of any of such records within six years after the Closing Date, Purchaser shall first give Seller thirty days prior written notice, during which period Seller shall have the right, at Seller’s sole cost and expense, to take such records.

8.5	Assistance

At the reasonable request of Seller, Purchaser shall use commercially reasonable efforts to assist Seller in Seller’s efforts in seeking its unconditional release from any and all obligations or liabilities under, or in respect of, any open purchase and sale orders, warranties, contracts, agreements, understandings, equipment leases and related maintenance agreements, licenses and the leases relating to the Locations (and any related security deposits), whether or not constituting an Acquired Asset.

8.6	Limited Power of Attorney

8.6.1
Seller hereby nominates, constitutes and appoints attorney Doron Afik (in this §8.6, an “Attorney-in-Fact”) with full power of substitution to another attorney and if such attorney is not part of such Attorney-in-Fact’s firm, shall notify Seller, to act as Seller’s true and lawful agent and attorney-in-fact, for it and in its name, place and stead, to take any and all steps in the name and on behalf of Seller necessary or desirable, in the determination of any Attorney-in-Fact to take any and all actions necessary, or desirable in the opinion of such Attorney-in-Fact to fulfill Seller’s obligations under §8.1.1 and 8.1.2 above, including to take any act required for enforcement or perfection of the transfer of the Acquired Assets to the name of Purchaser or any entity designated by Purchaser;

8.6.2
The Attorney-in-Fact shall have full power and authority to do and perform any and all acts and things requisite for the sole purpose set forth hereinabove as fully for all intents and purposes as Seller might or could do in person.

8.6.3	The limited power of attorney is coupled with an interest and is thus irrevocable.

8.7	Line of Business of Purchaser. Performance of Obligations.

Purchaser undertakes that for a period of twelve months following the Closing Date, it will endeavor to continue to operate the Business in the Ordinary Course of Business as at the Closing Date all subject to the exclusive reasonable business judgment of Purchaser and in this regard Purchaser will have adequate personnel and resources for continuing to operate the Business, including, but not limited to, service, maintenance and support operations related to the Current Products.

9.	Indemnification; Survival

9.1	Survival

All of the representations and warranties of the Parties contained in this Agreement shall survive Closing (even if the damaged Party specifically new of any misrepresentation or breach of warranty at the time of Closing)and continue in full force and effect for a period of twenty four months thereafter. No such limitation shall apply to: (1) Claims related to breach of 5.1.2, 7 and §8.1.3 in which case the relevant representations and warranties in such sections shall be limited to the relevant time periods referred to therein; (2) in the case of fraud or willful misconduct on the part of either Party; and (3) Purchaser's obligations to indemnify Seller under §9.2.2.3 for any Claim relating to the Acquired Assets or the Assumed Liabilities arising on or after the Closing.

9.2	Indemnification

9.2.1
In the event (i) Seller breaches, or (ii) any third party alleges, in writing under circumstances which Purchaser may reasonably believe may lead to a judicial proceeding against Purchaser and Purchaser makes a written claim for indemnification pursuant to this Section 9 within the survival period set forth in § 9.1 above, then Seller shall indemnify and hold harmless Purchaser, each of Purchaser’s affiliates, and each of their respective successors, assigns, officers, directors, employees and agents against any Loss suffered or incurred by any such Indemnified Person, arising or resulting from or based upon:

9.2.1.1	any breach or material inaccuracy of any representation or warranty of Seller contained in this Agreement or any of the Ancillary Agreements which survives Closing;

9.2.1.2	the breach of any covenant of Seller contained in this Agreement or any of the Ancillary Agreements;

9.2.1.3	any Excluded Liability; or

9.2.1.4	Claims made by any Employee in connection with any pre-Closing liabilities of Seller relating to Employees.

9.2.2
In the event (i) Purchaser breaches, or (ii) any third party alleges, in writing under circumstances which Seller may reasonably believe may lead to a judicial proceeding against Seller, and Seller makes a written claim for indemnification pursuant to this Section 9 within the survival period set forth in § 9.1 above, then Purchaser shall indemnify and hold harmless Seller, each of Seller’s affiliates, and each of their respective successors, assigns, officers, directors, employees and agents against any Loss suffered or incurred by any such Indemnified Person, arising or resulting from or based upon:

9.2.2.1	any breach or material inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any of the Ancillary Agreements which survives Closing;

9.2.2.2	the breach of any covenant of Purchaser contained in this Agreement or any of the Ancillary Agreements; or

9.2.2.3	any Claim relating to the Acquired Assets or the Assumed Liabilities arising on or after the Closing;

9.3	Matters Involving Third Parties

9.3.1
If any third party shall notify any Party with respect to any matter (in this §9.3, “Third Party Claim”) which may give rise to a Claim for indemnification for Losses under this § 9, then the Indemnified Person shall promptly notify the other Party (in this §9.3, the “Indemnifying Party”) thereof in writing; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

9.3.2	The Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as:

9.3.2.1
The Indemnifying Party notifies the Indemnified Person in writing within 10 Business Days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Person from and against any Loss the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;

9.3.2.2
The Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

9.3.2.3
settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Person;  and

9.3.2.4	The Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

9.3.3	So long as the Indemnifying Party conducts the defense of the Third Party Claim in accordance with §9.3.2 above:

9.3.3.1	the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

9.3.3.2
the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

9.3.3.3
The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (not to be withheld unreasonably).

9.3.4	In the event any of the conditions in §9.3.2 above is or becomes unsatisfied, however:

9.3.4.1
the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith);

9.3.4.2	The Indemnifying Party will reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and

9.3.4.3
The Indemnifying Party will remain responsible for any Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §9.

9.4	Maximum Indemnification

The aggregate amount of indemnification payable by any Party in respect of claims brought pursuant to this Agreement shall not exceed six million US Dollars ($6,000,000), and indemnification shall only be paid by any party with respect to Losses exceeding $50,000 in the aggregate.

9.5	Exclusive Remedy

From and after the Closing, the rights of the parties under this § 9 shall be the exclusive remedy of the Parties with respect to Claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement.

9.6	Determination of Indemnity

All indemnification payments under this §9 shall be deemed adjustments to the Consideration.

10.	Termination

10.1	Termination of Agreement

Certain of the Parties may terminate this Agreement by a written notice to the other Party, as the case may be, at any time prior to Closing, as provided below:

10.1.1	Purchaser may terminate this Agreement

10.1.1.1
if Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

10.1.1.2
if Closing shall not have occurred on or before the lapse of 120 calendar days from the date of this Agreement (or such later date as may be designated by mutual written agreement of the Parties) by reason of the failure of any condition precedent under §6.1 above (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement (including any failure to satisfy any condition to the obligations of Purchaser); or

10.1.1.3	pursuant to § 5.6.2 above.

10.1.2	Seller may terminate this Agreement:

10.1.2.1
if Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

10.1.2.2
if Closing shall not have occurred on or before the lapse of 120 calender days from the date of this Agreement  (or such later date as may be designated by mutual written agreement of the Parties) by reason of the failure of any condition precedent under §6.2 above (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement (including any failure to satisfy any condition to the obligations of Seller)); or

10.1.2.3	in its sole discretion if any required consent to assign a Consortium shall not have been obtained as of the Closing Date.

10.2	Effect of Termination

If either Party terminates this Agreement pursuant to §10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party, except for any Liability of any Party then in breach, or as provided in §2.3 above (Signing Deposit Provision).  The Parties specifically disclaim any right each may have to terminate this Agreement after Closing.

11.	Dispute Resolution

11.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof other than when application of Israeli law would render this Agreement, or any material provision herein, void or unenforceable.

11.2	Submission to Jurisdiction

Subject to §11.3 below, each of the Parties submits to the exclusive jurisdiction of any court sitting in Tel Aviv, Israel, in any action or proceeding arising out of or relating to this Agreement.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced anywhere in the world by suit on the judgment or in any other manner provided by law or in equity.

11.3	Arbitration

11.3.1	Arbitration.

Notwithstanding § 11.2 above, any Claims related to this Agreement shall be exclusively resolved by arbitration in accordance with this § 11.3. Any such arbitration shall be conducted in the English language, in Tel Aviv, Israel, by a single arbitrator who is an attorney admitted to practice in Israel and appointed by the President of the Israeli Bar Association, unless the Parties agree on the identity of the arbitrator within 15 days of a request for arbitration.  The arbitrator shall not be bound by rules of civil procedure or the principals governing admissibility of evidence.  The arbitrator shall have the right to order discovery.  This § 11.3 shall be deemed Arbitration agreements.

11.3.2	Interim Relief.

Notwithstanding anything in this § 11, each Party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until an arbitrator is appointed.  The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

11.3.3	Arbitral Award.

The award of the arbitrator shall be issued in a written opinion, which shall set forth the arbitrator’s finding of facts, reasoning and conclusions, and shall be conclusive and binding upon the Parties.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction.  The arbitrator shall have the right to order injunctive relief and the payment of attorneys’ fees, costs and other damages.

12.	Miscellaneous

12.1	Press Releases and Public Announcements

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure and to provide the other party with any data to be disclosed reasonable time prior to disclosure).  The aforesaid shall include all public reporting and disclosure requirements applicable to Seller as a publicly traded company, including, but not limited to, the requirement that it report and disclose the execution of this Agreement, its Closing and describe and include it in its annual report.  The Parties shall make all reasonable efforts to coordinate all press releases or any other public announcements relating to the subject matter of this Agreement.

12.2	Relationship of the Parties

This Agreement shall not create an agency, partnership, employer-employee or joint venture relationship between the Parties or any employees of the Parties, and nothing hereunder shall be deemed to authorize any Party to act for, represent or bind the others except as expressly provided in this Agreement.

12.3	No Benefit to Others

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and shall not be construed as conferring any rights on any others.

12.4	Integration of Terms

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior drafts, agreements, understandings, promises, representation, warrant and covenant, whether written or oral, between the Parties with respect to the subject matter hereof.  Drafts exchanged during the negotiations of this Agreement shall not be used to construe the intentions of the Parties.

12.5	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, permitted assigns, heirs, executors, and administrators and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that Purchaser may: (i) assign any or all of its rights and interests hereunder to one or more of its affiliates; and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).  Any purported assignment in violation of this § 12.5 shall be void and of no effect.

12.6	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.7	Construction

12.7.1	The recitals and schedules hereto consist an integral part hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.7.2	The headings in this Agreement and their associated numbers are included for ease of reference only and shall have no legal, constructive or interpretive effect.

12.7.3	The word “including” shall mean including without limitation.

12.7.4
The word “person” shall mean any legal entity, including an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body;

12.7.5
This Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.8	Amendments and Waivers

This Agreement may not be amended, modified, released, or discharged in any manner except by an instrument in writing, referring to this Agreement, and signed by all Parties.  No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9	Transfer Taxes

Each Party will bear any Taxes (and any related interest and penalties) assessed or arising out of the transactions contemplated by this Agreement as imposed on such Party under any Law.  All amounts hereunder, including the Consideration, are (i) VAT (if applicable) exclusive and VAT (if applicable) shall be paid against an appropriate tax receipt; and (ii) exclusive of withholding taxes, if applicable (any amount withheld under Law shall be deemed to have been paid to Seller).

12.10	Expenses

Each of the Parties shall bear and pay, without any right of reimbursement from any other party, and indemnify, defend and hold harmless the other party against, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party’s obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including the fees and disbursements of attorneys, accountants and consultants employed by such Party, and all brokers, investment bankers, finders and financial advisors retained or utilized by it, or otherwise acting on its behalf, or otherwise making any Claim in the nature of a broker’s or finder’s fee arising out of or resulting from any action or agreement of the indemnifying party or its affiliated parties, in connection with the transactions contemplated by this Agreement, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.  Notwithstanding the aforesaid, Purchaser shall bear all expenses related to the transfer of all Intellectual Property Rights with the relevant Government Body.

12.11	Specific Performance

The Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled.

12.12	Severability and Blue Penciling

12.12.1
If, and solely to the extent that, any provision of this Agreement shall for any reason be held to be excessively broad, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.  If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.

12.12.2
If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.13
Notices

All notices, consents, or other notifications given or made pursuant hereto shall be in writing and shall be deemed duly given or made (i) upon delivery or refusal of such notice if sent by a recognized courier service; (ii) seven Business Days after it is mailed by prepaid registered mail; or (iii) upon delivery to a fax machine capable of confirming receipt, and in each case addressed as follows (or at such other address for a Party as shall be specified in a notice so given):

Seller:
Optibase Ltd.
7 Shenkar St.
P.O. Box 2170
Herzlia, 46120
Israel
Fax: +972-9-970-9222
Attention: CEO, CFO

Optibase Inc.
c/o Optibase Ltd..
7 Shenkar St.
P.O. Box 2170
Herzlia, 46120
Israel
Fax: +972-9-970-9222
Attention: President, CEO, CFO

With copy (which shall not constitute a notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Attention: Adva Bitan, Adv.
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Fax: +972 (3) 607.4464

Purchaser:
Optibase Technologies Ltd.
3 Daniel Frisch St. Tel Aviv 64731 c/o Afik Turgeman
Israel
Attention: CEO

With copy (which shall not constitute a notice) to:
Afik Turgeman
Attention: Doron Afik, Esq.
3 Daniel Frisch St, Tel Aviv 64731 Israel
Fax: +972 (3) 609.1.609

Any Party may send any notice, request, demand, Claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, Claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

- Rest of This Page Intentionally Left Blank -

Asset Purchase Agreement Signature Page

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

/s/ Shlomo (Tom) Wyler	/s/ Amir Philips	/s/ Yaron Comarov
Optibase Ltd. By: Shlomo (Tom) Wyler Title: C.E.O	Optibase Ltd. By: Amir Philips Title: C.F.O	Optibase Ltd. By: Yaron Comarov Title: VP Operations

/s/ Shlomo (Tom) Wyler	/s/ Amir Philips	/s/ Philip Wetzel
Optibase Inc. By: Shlomo (Tom) Wyler Title: Director	Optibase Inc. By: Amir Philips Title: Director	Optibase Technologies Ltd. By: Philip Wetzel Title: CEO

Exhibit N – Indemnity Escrow Agreement

This Escrow Agreement (“Agreement”) is made as of this March 16, 2010 by and between   ADAD Trust Company Ltd. (“Indemnity Escrow Agent”), Optibase Ltd., an Israeli corporation (“Seller”) and Optibase Technologies Ltd., an Israeli corporation (“Purchaser”).

WHEREAS,
Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of March 16, 2010 for the sale by Seller, and the purchase by Purchaser, of the Acquired Assets, and for the assumption by Purchaser of the Assumed Liabilities (such agreement, as amended, supplemented or restated from time to time, herein called the “APA”).  Capitalized terms that are used herein, except as otherwise defined herein, shall be as defined in the APA.

WHEREAS,
under § 2.2.1.3 of the APA, the Parties agreed to transfer to the Indemnity Escrow Agent, on the Closing Date, cash comprising the Indemnity Escrow Deposit (i.e., USD 1,000,000) plus VAT if applicable.

WHEREAS,
the Parties desire that the Indemnity Escrow Deposit be deposited by the Indemnity Escrow Agent into an escrow account maintained by the Indemnity Escrow Agent, in accordance with the terms of this Escrow Agreement.

WHEREAS,
the Parties hereto desire to establish the terms and conditions for the mode of operation for the Indemnity Escrow Agent in connection with the escrowed amount maintained by the Indemnity Escrow Agent.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Establishment of Escrow; Account

As soon as practical before Closing, the Indemnity Escrow Agent shall establish a separate escrow Dollar account (“Escrow Account”) in the name of the Indemnity Escrow Agent, as Indemnity Escrow Agent for Seller and Purchaser under the APA.  At Closing, Purchaser, on behalf of Seller, shall deposit into the Escrow Account the Indemnity Escrow Deposit (such deposited amount, “Escrow Money”). In no event shall the Indemnity Escrow Agent be charged with a duty to solicit the Indemnity Escrow Deposit or liabilities to the size of such amount. Additionally, upon Closing the Seller shall pay the Indemnity Escrow Agent the Fee.

The Escrow Money deposited into the Escrow Account, together with any interest (minus bank charges) earned thereon, if any, less any disbursements, taxes, releases or withdrawals pursuant to § 4 below shall constitute the “Escrowed Funds.”  Unless otherwise agreed in writing by Seller and Purchaser, the Indemnity Escrow Agent shall maintain the Escrow Account at all times until the termination of this Escrow Agreement in accordance herewith.  The Indemnity Escrow Agent shall hold, invest and dispose of the Escrowed Funds in accordance with the terms and conditions of this Escrow Agreement.

2.	Escrow Ledger

The Indemnity Escrow Agent shall maintain account records setting forth (i) the amount and date of all funds deposited in the Escrow Account, (ii) all interest earned on and all items charged against the Escrowed Funds, and (iii) the amount, date and recipient of any disbursement, release or withdrawal from the Escrowed Funds pursuant to  § 4 below.  The Indemnity Escrow Agent shall provide to Seller and Purchaser, if so requested, reports at least quarterly setting forth the information described in this section, if such information materially changes from the last report.

3.	Resolution of Demands

The Indemnity Escrow Agent shall disburse the funds escrowed with it as follows, all by way of bank transfer:

3.1	Indemnification Obligations

From time to time, the Indemnity Escrow Agent shall disburse the Escrowed Funds in accordance with this Escrow Agreement to (i) pay any amounts payable pursuant to the provisions hereof in respect of fees, expenses or costs of administering the Escrow Account; provided, however, that the fees set forth in § 11 below shall be paid in accordance with such Section, (ii) satisfy demands of Purchaser pursuant to § 9 of the APA as set forth in this § 4, provided all the terms and conditions hereof have been met (the foregoing payment obligations set forth in this clause (ii) are collectively referred to herein as the “Indemnity Obligations”), and (iii) to release Escrowed Funds as set forth in § 4.4.6 of this Agreement.  The Indemnity Escrow Agent is not a party to the APA, shall have no obligation to review or ensure the compliance of any party with the APA and may treat any document received by it, whether original, copy, fax or scan, as an original.

Payment of any amount determined as provided below to be owing to Purchaser as Indemnity Obligations (“Damages”) shall be made by releasing Escrowed Funds to Purchaser as provided in this Escrow Agreement.

The Indemnity Escrow Agent shall not withdraw or disburse funds in the Escrow Account except as expressly provided in this Escrow Agreement.  Any amounts to be paid hereunder shall be paid by wire transfer of immediately available funds from the Escrow Account unless specified otherwise in writing.

3.2	Notice of Demands

If Purchaser seeks indemnification pursuant to § 9 of the APA (“Demand”), Purchaser shall promptly notify the Indemnity Escrow Agent and the Seller, specifying the nature of the Demand and the total monetary amount sought.  Each notice of a Demand by Purchaser (“Notice of Demand”) shall be in writing and delivered to the Indemnity Escrow Agent and the Seller on or before the Final Release Date (as defined below).

3.3	Resolution of Demands

Any Notice of Demand received by Seller pursuant to § 4.2 above shall be resolved as follows:

3.3.1
Uncontested Demands.  In the event that Seller does not contest, in accordance with § 4.3.2 below, a Notice of Demand within thirty (30) Business Days of receiving such Notice of Demand from the Purchaser, in accordance with § 4.2 above, Purchaser may deliver to the Indemnity Escrow Agent, with a copy to Seller, a written demand by Purchaser (a “Purchaser Demand”) stating that a Notice of Demand has been delivered to the Indemnity Escrow Agent, the date of delivery of such Notice of Demand to the Indemnity Escrow Agent, and that no notice of contest has been received from Seller within thirty (30) Business Days of the Purchaser delivering the Notice of Demand to Seller, in accordance with § 4.3.2 below, and further stating the amount of Escrowed Funds to be released to Purchaser in accordance with this §4.3.1.  The Indemnity Escrow Agent shall, as soon as practicable following receipt of such Purchaser Demand, release to Purchaser the amount of Escrowed Funds stipulated in the Purchaser Demand and shall notify Seller of such transfer.

3.3.2
Contested Demands.  In the event Seller gives written notice contesting all or a portion of a Notice of Demand to the Indemnity Escrow Agent and Purchaser (a “Contested Demand”) within the thirty day period provided above, which notice shall not be valid unless setting forth the amount contested, such Contested Demand shall be settled in accordance with §4.4 below.  Any portion of a Notice of Demand that is not contested shall be resolved as set forth above in §4.3.1 above.  The Seller shell send a copy of its written notice to the Purchaser, in which it shall set forth in reasonable detail the reason(s) for contesting such Notice of Demand.  If notice is received by the Indemnity Escrow Agent that a Notice of Demand will be a Contested Demand by Seller, then the Indemnity Escrow Agent shall hold in the Escrow Account, after what would otherwise be the Final Release Date (as defined below), the amount contested under the Contested Demand (such amount, “Projected Indemnifiable Amount”) until the earlier of (i) receipt of a settlement agreement executed by Purchaser and Seller setting forth a resolution of the Contested Demand and an accounting for all Projected Indemnifiable Amounts associated with settling the Contested Demand, which shall set forth the amount of Escrowed Funds to be released to Purchaser  and/or Seller as a result of settling such Contested Demand; or (ii) receipt of a written notice from either Purchaser or Seller (a copy of which shall have been delivered to the other Party) attaching a copy of the final award or decision of the arbitrator and an accounting for all Projected Indemnifiable Amounts associated with the Contested Demand, which shall set forth the amount of Escrowed Funds to be released to and/or Seller Purchaser as a result of contesting such Contested Demand (both 4.3.2(i) and 4.3.2(ii) are collectively referred to herein as a “Purchaser Distribution Notice”).  Upon the Purchaser delivering a Purchaser Distribution Notice to the Indemnity Escrow Agent, the Indemnity Escrow Agent shall, as soon as practicable following ten days after receipt of such Purchaser Distribution Notice, release to Purchaser that amount of the Escrowed Funds specified in the Purchaser Distribution Notice.

3.4	Dispute Resolution

3.4.1
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof other than when application of Israeli law would render this Agreement, or any material provision herein, void or unenforceable.

3.4.2
Arbitration.  Any controversy or claim arising out of or relating to this Agreement, including questions of arbitrability, shall be settled solely by arbitration in accordance with this Section 4.4.  Any such arbitration shall be conducted in the English language, in Tel Aviv, Israel, by a single arbitrator mutually agreed upon by the relevant Parties who is an attorney, and in the event that the identity of an arbitrator cannot be agreed upon within 15 days following submission to arbitration - by an arbitrator who is an attorney admitted to practice in Israel and appointed by the President of the Israeli Bar Association.  The arbitrator shall not be bound by rules of civil procedure or the principals governing admissibility of evidence.  The arbitrator shall have the right to order discovery as the arbitrator deem appropriate.  This § 4.4 shall be deemed as an Arbitration Agreement.

3.4.3
Payment of Costs.  The Indemnity Escrow Agent and the prevailing party in any dispute will be entitled to an award of attorneys’ fees and costs, including those provided for above, and as between the Purchaser and the Seller, all costs and expenses of the Indemnity Escrow Agent in connection with the subject dispute, will be paid by the losing party, subject in each case to a determination by the court as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party.

3.4.4
Interim Relief.  Notwithstanding anything in this Section 4.4 each Party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until an arbitrator is appointed.  The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

3.4.5
Arbitral Award.  The award of the arbitrator shall be issued in a written opinion, which shall set forth the arbitrator’s finding of facts and conclusions, and shall be conclusive and binding upon the Parties.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction.  The arbitrator shall have the right to order injunctive relief and the payment of attorneys’ fees, costs and other damages.

3.4.6
No Release to Purchaser until Resolution.  Purchaser shall not deliver to the Indemnity Escrow Agent a Purchaser Distribution Notice (as defined below) requesting the Indemnity Escrow Agent to release to Purchaser any of the Escrowed Funds held in the Escrow Account pursuant to a Notice of Demand, and Indemnity Escrow Agent shall not acknowledge such a notice, until such Demand has been resolved in accordance with § 4.3 above.

4.
Release of Escrowed Funds

The Indemnity Escrow Agent shall, 24 months after Closing Date or, if such date is not a Business Day, on the first business day thereafter (the "Final Release Date"), release the following amount to Seller or its successor pursuant to written wiring instructions received by the Indemnity Escrow Agent from the Seller prior thereto:

4.1.	the Escrowed Funds, less

4.2	the aggregate Projected Indemnifiable Amounts (to the extent that the Indemnity Escrow Agent has received copies of all such Notices of Demands in accordance with § 4.2 above; and less

4.3
all fees and expenses of the Indemnity Escrow Agent incurred to date and anticipated to be incurred in connection with outstanding Notices of Demands; plus the ratable amount of interest on the Projected Indemnifiable Amounts which remains in escrow.

5.
Indemnity Escrow Agent

5.1              Duties; Liabilities

The duties of the Indemnity Escrow Agent shall be entirely administrative and not discretionary. The Indemnity Escrow Agent will incur no liability with respect to any action or inaction taken or suffered by the Indemnity Escrow Agent, except his own willful conduct or bad faith. Purchaser and Seller hereby jointly and individually waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Indemnity Escrow Agent arising out of or in connection with this Agreement, including without limitation, the acceptance, performance or administration of the Indemnity Escrow Agent’s duties, unless such suit, claim, demand or cause of action is based upon the willful misconduct or bad faith of the Indemnity Escrow Agent. The Indemnity Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and shall not be liable, and shall not be deemed to have acted with willful misconduct or bad faith, as a result of its compliance with the same.  The Indemnity Escrow Agent may consult its own legal counsel, in connection with its duties hereunder or as to any other matter relating to this Escrow Agreement, and such reasonable fees and expenses may be charged to, and paid from, the Escrow Account, in respect of any question arising under this Escrow Agreement, and the Indemnity Escrow Agent shall not be liable, and shall not be deemed to have acted with willful misconduct for any action taken or omitted upon advice of such counsel.

5.2              Instructions

The Indemnity Escrow Agent may rely absolutely upon, and shall be protected and held harmless by, the parties in acting upon the joint instruction of Purchaser and Seller.

5.3              Signatures

The Indemnity Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.  Purchaser and Seller shall provide to the Indemnity Escrow Agent certificates designating an authorized signatory and, upon request by the Indemnity Escrow Agent, other parties shall provide signature certification or certificates designating authorized signatories, as appropriate.

5.4              Interpleader

If any controversy arises between the parties hereto or with any third person, the Indemnity Escrow Agent shall not be required to determine the same or to take any action, but the Indemnity Escrow Agent in its discretion may institute such interpleader or other proceedings, in connection therewith as the Indemnity Escrow Agent may deem proper, and in following either course, the Indemnity Escrow Agent shall not be liable and shall be indemnified and held harmless in respect thereof to the Indemnity Escrow Agent’s satisfaction.

6.	Indemnity

6.1              Waiver and Indemnification

Notwithstanding anything to the contrary herein, Purchaser and Seller hereby jointly and individually waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Indemnity Escrow Agent arising out of or relating to the execution or performance by the Indemnity Escrow Agent of the Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful misconduct or bad faith of the Indemnity Escrow Agent.  Notwithstanding anything to the contrary herein, Purchaser and Seller shall jointly and severally indemnify the Indemnity Escrow Agent, and jointly and severally hold the Indemnity Escrow Agent harmless, against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees and costs (including without limitation such fees and costs on appeal), which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Escrow Agreement, except to the extent attributable to the Indemnity Escrow Agent’s willful misconduct or bad faith.

6.2              Conditions to Indemnification Relating to Legal Proceedings

In case any litigation is brought against the Indemnity Escrow Agent in respect of which indemnity may be sought hereunder, the Indemnity Escrow Agent shall give prompt notice of that litigation to the other parties hereto, and the Purchaser (unless the Purchaser is the counter-party ), upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Indemnity Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this § 8 unless and to the extent that failure prejudices the defense of such litigation by said parties.  The parties hereto shall not be liable for any settlement without their respective consents.

6.3              Survival

The rights and obligation under § 7, 8.1 and 8.2 above shall survive the resignation or removal of the Indemnity Escrow Agent pursuant to § 10 below.

7.	Acknowledgment by Indemnity Escrow Agent

By execution and delivery of this Escrow Agreement, the Indemnity Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

8.	Resignation or Removal of Indemnity Escrow Agent; Successor

8.1              Resignation and Removal.

8.1.1
The Indemnity Escrow Agent may resign as such thirty days after giving written notice of its resignation to the other parties hereto.  Similarly, the Indemnity Escrow Agent may be removed and replaced thirty days after receiving written notice of its removal and replacement delivered jointly by Purchaser and Seller, which notice shall not be valid unless it includes the details of the successor escrow agent.  In either event, the duties of the Indemnity Escrow Agent shall terminate thirty days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Indemnity Escrow Agent shall then deliver the balance of the Escrowed Funds then in its possession to a successor escrow agent as shall be appointed within such period (in the event the Indemnity Escrow Agent resigns) by Purchaser and Seller as evidenced by a written notice filed with the Indemnity Escrow Agent.

8.1.2
If the Indemnity Escrow Agent resigned and the parties hereto are unable to agree upon a successor escrow agent or shall have failed to appoint a successor prior to the expiration of thirty days following the date of the notice of resignation or removal, then any of the Parties may initiate arbitration in accordance to § 4.4.2 for the appointment of a successor escrow agent or other appropriate relief, any such resulting appointment shall be binding upon all of the parties hereto.

8.2              Successors

Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to Purchaser and Seller, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor.

8.3              New Indemnity Escrow Agent

In the event of an appointment of a successor escrow agent, the predecessor shall cease to be escrow agent of any Escrowed Funds it may hold pursuant to this Escrow Agreement, and the successor shall become such escrow agent.

8.4              Release

Upon proof of transfer of the then remaining balance of the Escrowed Funds, the then acting Indemnity Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

9.
Fee

The Indemnity Escrow Agent shall be paid for services hereunder payment in the amount of US$ 3,000 plus VAT per annum (“Fee”) and any additional fees and expenses incurred until distribution of the Escrow Funds in full. Subject to §4.4.3 above, the fees and expenses of the Indemnity Escrow Agent shall be borne by the Seller.  If the Indemnity Escrow Agent continues to hold any Projected Indemnifiable Amount in the Escrow Account after the Final Release Date due to the provisions herein, the Indemnity Escrow Agent shall be paid an additional amount of US$ 3,000 plus VAT and US$ 250 to cover banking fees and charges for each additional year or part thereof that the Escrow Agent continues to hold such amounts. The Indemnity Escrow Agent may set off any payment due to it plus interest from distributions otherwise due to the party in debt to the Indemnity Escrow Agent.  The Purchaser may choose to pay the Indemnity Escrow Agent any payment due to the Indemnity Escrow Agent by the Seller and set off such payment plus interest from amounts due from Purchaser to Seller.

10.
Termination

This Escrow Agreement and the escrow created thereby shall terminate as soon as practicable following (i) delivery of a joint written instruction of Purchaser and Seller terminating this Escrow Agreement, including detailed instructions as to the remaining funds in the escrow, if any; or (ii) the Indemnity Escrow Agent’s delivery or release of all remaining Escrowed Funds pursuant to this Escrow Agreement.

11.
Miscellaneous

This Escrow Agreement and the escrow created thereby shall terminate as soon as practicable following (i) delivery of a joint written instruction of Purchaser and Seller terminating this Escrow Agreement, including detailed instructions as to the remaining funds in the escrow, if any; or (ii) the Indemnity Escrow Agent’s delivery or release of all remaining Escrowed Funds pursuant to this Escrow Agreement.

11.2              Relationship of the Parties

This Agreement shall not create an agency, partnership, employer-employee or joint venture relationship between the Parties or any employees of the Parties, and nothing hereunder shall be deemed to authorize any Party to act for, represent or bind the others except as expressly provided in this Agreement.

11.3              No Benefit to Others

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and shall not be construed as conferring any rights on any others.

11.4              Integration of Terms

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior drafts, agreements, understandings, promises,  representation, warrant and covenant, whether written or oral, between the Parties with respect to the subject matter hereof.  Drafts exchanged during the negotiations of this Agreement shall not be used to construe the intentions of the Parties.

11.5              Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, permitted assigns, heirs, executors, and administrators and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party provided however, that Purchaser may: (i) assign any or all of its rights and interests hereunder to one or more of its affiliates; and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).  Any purported assignment in violation of this § 13.5 shall be void and of no effect.

11.6              Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7              Construction

11.7.1	The recitals and schedules hereto consist an integral part hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.7.2	The headings in this Agreement and their associated numbers are included for ease of reference only and shall have no legal, constructive or interpretive effect.

11.7.3	The word “including” shall mean including without limitation.

11.7.4
The word “person” shall mean any legal entity, including an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body;

11.7.5
This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.7.7
The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.8              Amendments and Waivers

This Agreement may not be amended, modified, released, or discharged in any manner except by an instrument in writing, referring to this Agreement, and signed by all Parties.  No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9              Transfer Taxes; Expenses.

11.9.1
Each of Seller and Purchaser will bear any taxes assessed or arising out of the transactions contemplated by this Agreement as imposed on such party under any law, including stamp tax, if applicable, and fees related to perfection of right under this Agreement.

11.10              Specific Performance

Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

11.11              Severability and Blue Penciling

11.11.1
If, and solely to the extent that, any provision of this Agreement shall for any reason be held to be excessively broad, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.  If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement; provided, however, the Seller and the Purchaser shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties, with no liability in connection therewith to be imposed on the Indemnity Escrow Agent.

11.11.2
If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.12              Notices

All notices, consents, or other notifications given or made pursuant hereto shall be in writing and shall be deemed duly given or made (i) upon delivery or refusal of such notice if sent by a recognized courier service; (ii) three Business Days after it is mailed by prepaid registered mail; or (iii) upon delivery to a fax machine capable of confirming receipt, and in each case addressed as follows (or at such other address for a Party as shall be specified in a notice so given):

Indemnity Escrow Agent:
ADAD Trust Company Ltd. c/o Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Azrieli 1 Tel Aviv, Israel Fax: + 972-3-607-4499

Seller:
Optibase Ltd. 7 Shenkar St. P.O. Box 2170 Herzlia, 46120 Israel Fax: +972-9-970-9222

With copy (which shall not constitute a notice) to:
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Attention: Adva Bitan, Adv. One Azrieli Center (Round Building) Tel Aviv 67021, Israel Fax: +972 (3) 607.4464

Purchaser:
Optibase Technologies Ltd. 3 Daniel Frisch St. Tel Aviv, 64731, Israel c/o Afik Turgeman Israel Attention: CEO

With copy (which shall not constitute a notice) to:
Afik Turgeman, attorneys at law Attention: Doron Afik, Esq. 3 Daniel Frisch St. Tel Aviv, 64731, Israel Fax: +972 (3) 609.0.609

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Indemnity Escrow Agreement Signature Page

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

ADAD Trust Company Ltd.By: ______________ Title: ______________	Optibase Ltd. By: ______________ Title: ______________	Optibase Technologies Ltd. By: ______________ Title: ______________